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                                                                    EXHIBIT 10.4

                                                                  EXECUTION COPY

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                            STOCK PURCHASE AGREEMENT

                                  by and among

                             DALEEN HOLDINGS, INC.,

                  PROTEK TELECOMMUNICATIONS SOLUTIONS LIMITED,

                        PAUL A. BEAUMONT, GEOFF BUTCHER,

                          IAN WATTERSON, MICHAEL WHITE,

                 MICHAEL KERSTEN and BARBARA KRYSTYNA KALINOWSKA

                              --------------------

                             Dated as of May 7, 2004

                              --------------------

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                               TABLE OF CONTENTS

1.       SALE AND PURCHASE OF THE SHARES; CONVERSION OF OPTIONS..................................................       2
         1.1.     Sale and Purchase..............................................................................       2
         1. 2.    Release of Options.............................................................................       2
2.       CLOSING.................................................................................................       3
         2.1.     Time and Place.................................................................................       3
3.       CONSIDERATION FOR THE SHARES; PAYMENT; DETERMINATION OF CASH PURCHASE PRICE AND PURCHASE PRICE
         ADJUSTMENT..............................................................................................       3
         3.1.     Purchase Price.................................................................................       3
         3.2.     Total Cash Purchase Price and Indemnity Escrow Amount..........................................       4
         3.3.     Reservation of Rights..........................................................................       5
         3.4.     Allocation.....................................................................................       5
         3.5.     Calculation of the Closing Adjustment..........................................................       6
         3.6.     Procedure For The Closing Adjustment...........................................................       7
         3.7.     Earn Out.......................................................................................       8
         3.8.     Deposit........................................................................................      11
         3.9.     Effect of Closing Subsequent to July 31, 2004..................................................      11
         3.10.    Notes in Substitution for Closing Cash Distribution Amount.....................................      11
4.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SPECIFIED SELLERS.................................      12
         4.1.     Title to Shares................................................................................      12
         4.2.     Due Incorporation and Qualification............................................................      12
         4.3.     Subsidiaries; Interests in Other Persons.......................................................      12
         4.4.     Capitalization; Options; Shareholder Rights....................................................      13
         4.5.     Constituent Documents..........................................................................      13
         4.6.     Financial Statements...........................................................................      14
         4.7.     Absence of Changes.............................................................................      14
         4.8.     Power and Authority............................................................................      15
         4.9.     Tax Matters....................................................................................      15
         4.10.    Customers......................................................................................      19
         4.11.    Compliance with Laws; Permits..................................................................      19
         4.12.    No Breach; Consents; Change of Control Payments................................................      20
         4.13.    Litigation; Claims.............................................................................      20
         4.14.    Employment Matters.............................................................................      20
         4.15.    Material Agreements............................................................................      21
         4.16.    Loan Documents.................................................................................      21
         4.17.    Real and Personal Properties...................................................................      22
         4.18.    Accounts and Notes Receivable; Payables........................................................      23
         4.19.    Intangible Property............................................................................      23
         4.20.    Title to Properties and Assets.................................................................      24
         4.21.    No Undisclosed Liabilities.....................................................................      25
         4.22.    Employee Benefit Plans.........................................................................      25
         4.23.    Insurance......................................................................................      28
         4.24.    No Misrepresentations..........................................................................      28
         4.25.    Transactions with Related Parties; Intercompany Transaction....................................      29

                                       i

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
         4.26.    Environmental Matters..........................................................................      29
         4.27.    Bank Accounts; Credit Cards; Corporate Accounts; Powers of Attorney............................      29
         4.28.    Brokers........................................................................................      30
         4.29.    Computer System................................................................................      30
         4.30.    Absence of Certain Business Practices..........................................................      30
         4.31.    Severance Arrangements.........................................................................      31
         4.32.    No Other Agreements to Sell Assets or Capital Stock............................................      31
         4.33.    Disclosure Schedules...........................................................................      31
5.       REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS..................................................      31
         5.1.     Authority to Execute and Perform Agreements....................................................      31
         5.2.     Title to Shares................................................................................      32
         5.3.     Litigation.....................................................................................      32
         5.4.     Investment Intent..............................................................................      32
         5.5.     Information....................................................................................      32
         5.6.     Accreditation..................................................................................      33
         5.7.     Restrictions on Transfer.......................................................................      33
         5.8.     No Debts to Company............................................................................      33
6.       REPRESENTATIONS AND WARRANTIES OF THE BUYER.............................................................      33
         6.1.     Due Organization; Subsidiaries.................................................................      33
         6.2.     Power of Buyer.................................................................................      33
         6.3.     No Breach......................................................................................      34
         6.4.     Capitalization.................................................................................      34
         6.5.     Other Representations as to Buyer..............................................................      34
         6.6.     Brokers........................................................................................      34
7.       COVENANTS AND AGREEMENTS................................................................................      35
         7.1.     Pre-Closing Covenants and Agreements...........................................................      35
         7.2.     Post-Closing Covenants and Agreements..........................................................      43
8.       CONDITIONS PRECEDENT TO THE OBLIGATION OF THE BUYER TO CLOSE............................................      48
         8.1.     Agreements and Conditions......................................................................      48
         8.2.     Representations and Warranties.................................................................      48
         8.3.     [Reserved].....................................................................................      48
         8.4.     No Legal Proceedings...........................................................................      48
         8.5.     Officer's Certificate..........................................................................      48
         8.6.     Consents.......................................................................................      49
         8.7.     MBO IPR........................................................................................      49
         8.8.     Secretary's Certificate........................................................................      49
         8.9.     Shares.........................................................................................      49
         8.10.    Resignations...................................................................................      49
         8.11.    Material Adverse Effect........................................................................      49
         8.12.    Minute Books and Stock Records; Certified Documents............................................      49
         8.13.    French Subsidiary..............................................................................      50
         8.14.    Approval of Lender(s)..........................................................................      50
         8.15.    Consummation of the Quadrangle Investment......................................................      50
         8.16     Termination of Options and Certain Plans.......................................................      50

                                       ii

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
9.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND SELLERS TO CLOSE.............................      51
         9.1.     Agreements and Conditions......................................................................      51
         9.2.     Representations and Warranties.................................................................      51
         9.3.     No Legal Proceedings...........................................................................      51
         9.4.     Officer's Certificate..........................................................................      51
         9.5.     Payment of Total Cash Purchase Price...........................................................      51
         9.9.     Consummation of Related Transactions...........................................................      51
         9.10.    Secretary's Certificate........................................................................      51
10.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES..............................................................      52
11.      INDEMNIFICATION.........................................................................................      52
         11.1     Obligation of the Company and the Sellers to Indemnify.........................................      52
         11.2.    Indemnification of Sellers by Buyer............................................................      53
         11.3.    Notice to Indemnifying Party...................................................................      54
         11.4.    Relationship with Closing Adjustment...........................................................      54
         11.5     Method of Indemnification......................................................................      55
         11.6.    Certain Adjustments and Offsets to Indemnification.............................................      55
12.      TERMINATION.............................................................................................      56
         12.1     Termination....................................................................................      56
         12.2     Termination Fees...............................................................................      56
13.      MISCELLANEOUS...........................................................................................      57
         13.1.    Certain Definitions............................................................................      57
         13.2.    Interpretations................................................................................      66
         13.3.    No Publicity...................................................................................      66
         13.5.    Entire Agreement...............................................................................      68
         13.6.    Waivers and Amendments; Reliance on Sellers' Rep...............................................      68
         13.7.    Binding Effect; Assignment.....................................................................      69
         13.8.    Counterparts...................................................................................      69
         13.9.    Governing Law, Jurisdiction....................................................................      69
         13.10.   No Jury Trial..................................................................................      69

                                      iii

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SCHEDULES:

Schedule 1.1               Number of Shares Owned by each Seller
Schedule 3.4 Allocation of Total Cash Purchase Price and Common Equity Consideration
Schedule 3.7               Earn-Out Allocation
Seller Disclosure Schedules (under separate cover)
Schedule 6.4               Summary Pro Forma Capitalization
Schedule 7.1(k)            List of Employees to Enter Employment Agreements
Schedule 11.1              Allocation in Respect of Indemnity

EXHIBITS:

Exhibit A                  List of the Company Subs
Exhibit B                  Escrow Agreement
Exhibit C                  Form of Buyer Stockholders Agreement
Exhibit D                  Form of Indemnity Note
Exhibit E                  Form of Affidavit and Indemnity for Lost Certificate
Exhibit F                  Form of Option Agreement
Exhibit G                  Form of Restated Articles
Exhibit H                  Restricted Businesses
Exhibit I                  Accounting Principles

                                       iv

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                            STOCK PURCHASE AGREEMENT

                  This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of May 7, 2004, is by and among Daleen Holdings, Inc, a Delaware corporation, whose principal place of business is located at 902 Clint Moore Road, Boca Raton, Florida 33487 (the "Buyer"), Protek Telecommunications Solutions Limited, a corporation organized under the laws of England and Wales, whose principal place of business is located at 1 York Road, Maidenhead, Berkshire, United Kingdom (the "Company"), Paul A. Beaumont ("Beaumont"), Geoff Butcher ("Butcher and together with Beaumont, the "Selling Shareholders"), Ian Watterson ("Watterson"), Michael White ("White"), Michael Kersten ("Kersten") and Barbara Krystyna Kalinowska ("Kalinowska" and together with Watterson, White, Kersten and Kalinowska, the "Converting Optionholders"; the Selling Shareholders and the Converting Optionholders are collectively referred to as the "Sellers"). Certain terms used in this Agreement are not defined in context but are instead defined in Section 13.1 below.

                  The Company is principally engaged in the business of developing, marketing and supporting software solutions. Warburg Pincus Ventures, L.P. ("WPV"), and Warburg Pincus Ventures International, L.P. ("WPVI" and together with WPV, the "Warburg Entities") and Mr. Paolo Imbalzano ("Imbalzano"), have each entered into a stock purchase agreement with the Buyer as of the date hereof (each, a "Side Purchase Agreement"). The Sellers, the Warburg Entities and Imbalzano collectively own all of the issued and outstanding shares of capital stock of the Company and hold certain options granted by the Company (such issued and outstanding shares and any shares issued upon exercise of such options collectively, the "Shares"). The Company is the beneficial and record owner, directly or indirectly, of all of the issued and outstanding capital stock of the entities listed on Exhibit A.

                  The Selling Shareholders wish to sell their Shares to Buyer, and Buyer wishes to purchase the Shares from the Selling Shareholders, in the manner and subject to the terms and conditions set forth in this Agreement. The Converting Optionholders wish to cancel all options in the Company held by them in consideration of the grant of options in Buyer and cash payments in the amounts and manner, and subject to the terms and conditions, set forth in this Agreement. Concurrent with the execution and delivery of this Agreement, the sole other holder of shares of capital stock of the Company who is not a Seller has entered into a binding agreement for the sale of his shares to Buyer, effective as of and contingent solely upon the consummation of the transactions contemplated by this Agreement. As a result of the purchase and sale and conversions provided for herein and in the Side Purchase Agreements, it is contemplated that the Company will become a wholly-owned subsidiary of Buyer.

                  Concurrent with the execution and delivery of this Agreement, Quadrangle Capital Partners LP, a Delaware limited partnership ("QCP"), Quadrangle Select Partners LP, a Delaware limited partnership ("QSP"), Quadrangle Capital Partners-A LP, a Delaware limited partnership ("QCP-A" and collectively with QCP and QSP, "Quadrangle") and certain shareholders of Daleen Technologies, Inc., a Delaware corporation ("Daleen"), are entering into an Investment Agreement (the "Investment Agreement"), pursuant to which, concurrent with the consummation of the transactions contemplated by this Agreement, they will consummate the financing commitments made in the Investment Agreement. Buyer, Daleen and certain stockholders of Daleen are also entering into an Agreement and Plan of Merger and Share Exchange (the "Daleen Agreement"), which will be consummated concurrent with the transactions contemplated by this Agreement and the Investment Agreement, and which provides for the merger of a newly-formed subsidiary of Buyer into Daleen. In addition, Mr. Paul A. Beaumont and Mr. Ian Watterson are entering into employment agreements with Buyer concurrent with the execution and delivery of this Agreement, which agreements are effective as of and contingent upon the Closing.

                  Concurrent with, and subject to, the execution and delivery of this Agreement, Daleen and PNM(UK)L are entering into the Protek Bridge Agreement with respect to a bridge loan facility, subject to the terms and conditions of which Daleen will provide a loan to PNM(UK)L for the ordinary course working capital needs of PNM(UK)L in an aggregate amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000), and the Company, PNM(UK)L and certain other Company Subs are delivering to Daleen certain security agreements and instruments and a warrant provided for under the Protek Bridge Agreement.

                  Each Seller is committing by their execution and delivery of this Agreement to vote in favor of the approval of this Agreement and the transactions contemplated hereby insofar as any corporate action of the Company may be necessary or reasonably requested to effect the transactions contemplated by this Agreement, and to vote against any alternative transactions that may be proposed to the shareholders of the Company.

                  In consideration of the premises and the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereby agree as follows:

                  1.       SALE AND PURCHASE OF THE SHARES; CONVERSION OF
                           OPTIONS.

                  1.1. Sale and Purchase. Subject to the terms and conditions of this Agreement, on the Closing Date, each Selling Shareholder shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from each Selling Shareholder, all right, title and interest of such Seller, legal and equitable, beneficial and of record, in and to both (a) the number of Shares set forth opposite such Seller's name on
Schedule 1.1 under the caption "Number of Shares Owned" and (b) any Shares issued to such Seller on exercise of Options. On the Closing Date, each Seller shall deliver to Buyer the originally issued stock certificate(s) representing the Shares, with duly executed stock powers attached thereto, in proper form for transfer (or, if such certificate is lost, an indemnity in the form contained in Exhibit E), free and clear of all Liens, together with payment of any Transfer Taxes.

                  1.2. Release of Options. Subject to the terms and conditions of this Agreement, each Converting Optionholder hereby, effective as of and conditioned solely upon Closing, and without further action of the Converting Optionholder, the Company or Buyer, releases and waives all further rights in respect of all Options held by him in consideration of (a) payment of that portion of the Total Cash Purchase Price as determined in accordance with

Section 3 and (b) the grant of options on shares of Buyer Common Equity in accordance with Section 7.1(n)(i).

                  2.       CLOSING.

                  2.1. Time and Place. The closing of the sale and purchase of the Shares (the "Closing") shall (subject to the satisfaction or waiver in writing of the conditions to closing set forth in Sections 8 and 9) take place at the offices of Kirkpatrick & Lockhart LLP located at 599 Lexington Avenue, New York, New York at 11 a.m., local time, on or before September 30, 2004, or at such other time, date and/or place as the parties may mutually agree in writing. The date upon which the Closing shall occur is hereinafter referred to as the "Closing Date".

                  3. CONSIDERATION FOR THE SHARES; PAYMENT; DETERMINATION OF CASH PURCHASE PRICE AND PURCHASE PRICE ADJUSTMENT.

                  3.1. Purchase Price. As full payment of (a) the purchase price for the Shares and (b) the cash portion of the consideration for the conversion of all options held by the Converting Optionholders (the "Purchase Price"), Buyer shall:

                           (i) pay to the Sellers at Closing an aggregate amount
of up to the result obtained by subtracting from Thirteen Million Dollars ($13,000,000) the sum of (a) the aggregate purchase price, converted into dollars at the average exchange rate for the three business days preceding the Closing Date, payable under the Side Purchase Agreements and (b) $187,500 (such result, the "Total Cash Purchase Price"), delivered in cash and the Indemnity Note, as described in Section 3.2 (subject to (a) reduction of the amount so paid at Closing by the Initial Closing Adjustment Amount, (b) reduction after Closing of the Total Cash Purchase Price by the Final Closing Adjustment Amount as determined pursuant to Sections 3.5 and 3.6, (c) reduction of the principal amount of the Indemnity Note as described therein and in Section 3.2(iii) below,
(d) application of the Deposit to the Total Cash Purchase Price pursuant to
Section 3.8, (e) increase of the Total Cash Purchase Price pursuant to Section 3.9, and (f) substitution of promissory notes as contemplated by Section 3.10);

                           (ii) deliver to the Selling Shareholders at Closing
an aggregate of 131,600 shares of Common Equity of Buyer (the "Common Equity Consideration"), to be allocated among the Selling Shareholders as provided in
Section 3.4, together with certificates representing the same, the further transfer of which shall be restricted under the United States Securities Act of 1933, as amended (the "Securities Act"), and the provisions of Section 5.7;

                           (iii) deliver to the Converting Optionholders at
Closing fully vested options in respect of an aggregate of 68,400 shares of the Common Equity of Buyer in accordance with Section 7.1(n)(i); and

                           (iv) deliver to Beaumont, but only if the respective
conditions in Section 3.7 shall have been satisfied, the Cash Earn-Out (subject to substitution of promissory notes as contemplated by Section 3.10) and the Additional Common Equity Consideration (collectively, the "Earn-Out").

The parties hereto agree that each share of Common Equity of Buyer shall be deemed, solely for purposes of this Agreement, to have a value per share of Common Equity of $25.

                  3.2. Total Cash Purchase Price and Indemnity Escrow Amount.

                           (i) At Closing, the Total Cash Purchase Price shall
be allocated as follows:

                                    (a) First, the Initial Closing Adjustment
         Amount shall be delivered at Closing into a trust account jointly established by Ashurst and NGJ (jointly in their capacity as trustee, the "Escrow Agent") and held and disbursed pursuant to Sections 3.5 and
         3.6 and the terms of an escrow agreement substantially in the form of Exhibit B (as the same may be amended from time to time, the "Escrow Agreement");

                                    (b) Second, the difference between (i) the
         amount obtained by subtracting the Deposit from the Total Cash Purchase Price and (ii) the Initial Closing Adjustment Amount (such difference, the "Initial Cash Purchase Price") shall be allocated as follows:

                                            (1) One Million Six Hundred Fifty
                  Thousand Dollars ($1,650,000) (the "Indemnity Escrow Amount") shall be paid at Closing by delivery to the Escrow Agent of the Indemnity Note. The Indemnity Escrow Amount shall be delivered to a trust account established by the Escrow Agent (the "Indemnity Escrow Account"), to be held as security for the payment of the principal amount and interest when due under the Indemnity Note, subject to the terms and conditions set forth in Section 3.2(iii), Section 3.6(iv) and Section
                  11.4 and the terms of the Escrow Agreement; and

                                            (2) the remaining amount of the
                  Initial Cash Purchase Price (the "Closing Cash Distribution Amount") shall be paid by wire transfer of immediately available funds to an account of the Sellers designated in writing by the Sellers' Rep at Closing (which may be a client account maintained by Ashurst); provided, however, that (a) the Buyer shall withhold from such payments the amounts payable to any Converting Optionholder, and shall deliver such amounts instead to the Company as paying agent, and (b) the Company as paying agent shall pay such amounts to the respective Converting Optionholder net of withholdings for Taxes arising out of such payment, which withheld amounts shall be promptly paid by the Company to the appropriate Governmental Entity; and provided, further, that the Closing Cash Distribution Amount deliverable to Butcher and/or Beaumont may be reduced by the amount of any promissory note delivered at Closing pursuant to Section 3.10.

                           (ii) The Initial Closing Adjustment Amount shall be
released by the Escrow Agent and paid to Buyer or the Sellers, as the case may be, as provided in Section 3.6(iv) (subject to the provisions in respect of withholding set forth in the proviso to Section 3.1(i)(b)(ii)).

                  (iii) Amounts shall be released from the Indemnity Escrow Account to the Sellers' Rep in satisfaction of amounts owed, if any, under the Indemnity Note solely when and as payable under the Indemnity Note, as provided therein, in the Escrow Agreement and in this Agreement. Whenever the amount of the Indemnity Escrow Amount shall exceed the outstanding principal amount of the Indemnity Note, as adjusted from time to time in accordance with its terms, the amount of such excess shall be released to the Buyer in accordance with the Escrow Agreement. Upon any payment becoming due under the Indemnity Note in accordance with its terms and upon any adjustment to the amount of the Indemnity
Note in accordance with its terms, the Sellers' Rep and the Buyer shall execute and deliver to the Escrow Agent a joint written instructing directing the Escrow Agent to deliver the respective funds from the Indemnity Escrow Account to Buyer or the Sellers' Rep, as the case may be, in the amounts provided for therein and herein. For the avoidance of doubt no sum shall be payable under the Indemnity Note other than from sums that are held within the Indemnity Escrow Account and the Sellers undertake not to seek payment of any sum under the Indemnity Note other than from the sums held in the Indemnity Escrow Account. Where the amount of principal or interest on the Indemnity Note has been reduced in accordance with the terms of the Indemnity Note the amount of the Total Cash Purchase Price shall be reduced by the same amount and the Buyer shall not have any further obligations as regards payment of the Total Cash Purchase Price in this regard.

                  3.3. Reservation of Rights. Buyer shall retain all rights and remedies with respect to any breach(es) of any representation(s) and warranty(ies) contained in this Agreement by the Company and the Sellers, notwithstanding the existence of any post-closing adjustment to the Total Cash Purchase Price effected in accordance with Section 3.5. For the avoidance of doubt, it is understood and acknowledged that if an amount of Loss both (a) is included on or reserved for upon the Closing Balance Sheet as Indebtedness or as a liability included in Current Liabilities and (b) results in a reduction of the Total Cash Purchase Price under Section 3.5(ii), the amount of such reduction shall not be included in the amount of Loss for which a Buyer Indemnitee may seek indemnification under Section 11 in respect of the matter giving rise to such Loss (and shall not be included in the calculation of the aggregate and per item thresholds and limits set forth therein), but the Buyer Indemnitees shall retain their right to seek indemnification under Section 11 and all other remedies (as described in the prior sentence) in respect of the amount of such Loss that is in excess of the actual amount of such purchase price reduction. Without modification of the foregoing provisions of this
Section 3.3, payments of indemnity pursuant to Section 11 shall be treated by the parties as a reduction of the Purchase Price for all Tax purposes.

                  3.4. Allocation. The Total Cash Purchase Price, subject to any post-closing adjustments pursuant to Section 3.5, and the Common Equity Consideration shall be allocated among the Sellers in the manner set forth on
Schedule 3.4. Where this Agreement provides or permits an amount to be paid to an account designated by the Sellers' Rep, Buyer shall have no responsibility for the completion or compliance with Schedule 3.4 of any further distribution of such amounts to the Sellers. It is acknowledged by each Seller that Schedule
3.4 provides for amounts held by the Escrow Agent to be disbursed to the Sellers in accordance with their percentage interests in the Total Cash Purchase Price, but that such allocations may be adjusted as among any two or more Sellers by mutual written agreement of such Sellers insofar as such adjustments are not otherwise restricted by the terms of this Agreement or any other Contract contemplated by this Agreement, the Daleen Agreement or the Investment Agreement.

                  3.5. Calculation of the Closing Adjustment.

                           (i) The "Initial Closing Adjustment Amount" shall
mean an amount equal to the sum of:

                                    (a) the amount, if any, by which the
Adjusted Working Capital reflected on the Estimated Closing Balance Sheet is less than the Target Amount (as defined in and calculated pursuant to Schedule 3.5); plus

                                    (b) the aggregate amount of all Indebtedness
(excluding such amount of any Indebtedness as was included in Current Liabilities for purposes of the calculation of Adjusted Working Capital) reflected (or which Buyer in its reasonable discretion believes properly should have been reflected) on the Estimated Closing Balance Sheet.

                           (ii) The "Final Closing Adjustment Amount" shall mean
an amount equal to the sum of:

                                    (a) the amount, if any, by which the
Adjusted Working Capital reflected on the Closing Balance Sheet is less than the Target Amount (as defined in and calculated pursuant to Schedule 3.5); plus ----

                                    (b) the aggregate amount of all Indebtedness
(excluding such amount of any Indebtedness as was included in Current Liabilities for purposes of the calculation of Adjusted Working Capital) reflected on the Closing Balance Sheet (as finally determined in accordance with Section 3.6).

                           (iii) Each component of the Initial Closing
Adjustment Amount and the Final Closing Adjustment Amount (collectively, the "Adjustment Amounts") shall be independently calculated, and each Adjustment Amount shall equal the sum of the respective components.

                           (iv) For purposes hereof, (a) "Adjusted Working
Capital" shall mean the result obtained by subtracting the Current Liabilities from the Current Assets and adding cash and cash equivalents, (b) "Current Assets" shall mean the aggregate consolidated amount of stocks, trade debtors, costs in excess of billings, other debtors, accrued income and other current assets (exclusive of the categories just named and of cash and cash equivalents) of the Company and Company Subs, and (c) "Current Liabilities" shall mean the aggregate consolidated amount of billings in excess of costs, trade creditors, other taxes and social security, accruals, deferred revenue and other current liabilities of the Company and Company Subs (after giving effect to accrual of all unpaid Company Transaction Expenses incurred or reasonably expected to be incurred by the Company), in each case as set forth on the Estimated Closing Balance Sheet or the Closing Balance Sheet, as the case may be. The items included in the foregoing definitions of Current Assets and Current Liabilities shall be determined in the event of ambiguity by reference to the comparable line items, if any, set forth on Schedule 3.5.

                  3.6. Procedure For The Closing Adjustment.

                           (i) Not less than five (5) days prior to the Closing
Date, the Sellers' Rep and the Company shall deliver to Buyer a certificate of the Company's Chief Executive Officer and its Chief Financial Officer (the "Estimated Closing Certificate") setting forth, in reasonable detail, the Company's anticipated Adjusted Working Capital and Indebtedness as of the Closing Date, together with the anticipated balance sheet of the Company as of the Closing Date (the "Estimated Closing Balance Sheet"), which balance sheet shall be prepared in all material respects in accordance with UK GAAP (except that such Estimated Closing Balance Sheet will not contain notes and may be subject to normal audit and annual adjustments) and shall fairly present the anticipated financial position of the Company as of the Closing Date (assuming Ordinary Course operations between the date of submission and the Closing Date, and without giving effect to the transactions contemplated by this Agreement other than as expressly required by the definition of Current Liabilities).

                           (ii) Within sixty (60) days after the Closing Date,
Buyer shall deliver to the Sellers' Rep a certificate setting forth, in reasonable detail, the Company's Adjusted Working Capital and Indebtedness, each as of the Closing Date, and Buyer's calculation of the Final Closing Adjustment Amount based thereon (the "Closing Certificate"), together with a balance sheet of the Company as of the Closing Date (the "Closing Balance Sheet"), which shall be prepared in accordance with UK GAAP (without giving effect to the transactions contemplated by this Agreement other than as expressly required by the definition of Current Liabilities).

                           (iii) The Sellers' Rep shall have thirty (30) days
from the date on which the Closing Balance Sheet have been delivered to raise any objection(s) to the Closing Certificate or the Closing Balance Sheet, by delivery of written notice to Buyer setting forth the objection(s) in reasonable detail (the "Disputed Items"). In the event that the Sellers' Rep shall fail to so deliver the written objections with respect to the Closing Certificate or the Closing Balance Sheet within the 30-day period, then the Closing Certificate shall be deemed final for purposes of this Section 3.6. In the event that the objection(s) are so delivered, the Closing Certificate shall be deemed not final and Buyer and the Sellers' Rep shall attempt, in good faith, to resolve the Disputed Items and, if they are unable to resolve all of them within fifteen
(15) business days of delivery of the notice, shall, within ten (10) business days thereafter (or such earlier date as mutually agreed), appoint BDO Stoy Hayward or, if such firm is unable to or refuses to accept such appointment, another comparable internationally recognized firm of independent public accountants mutually agreeable to Buyer and the Sellers' Rep (each acting reasonably) (the "Accountant Arbitrator") to resolve the Disputed Items. In the event that Buyer and the Sellers' Rep are unable to agree on the Accountant Arbitrator within such 10-business day period, the Accountant Arbitrator shall be designated jointly by the independent accountants of Buyer and the Sellers' Rep within ten (10) business days thereafter. The Accountant Arbitrator shall resolve all remaining Disputed Items in accordance herewith within twenty (20) business days from the date of its designation. In connection with the foregoing, the Accountant Arbitrator shall be instructed to and must (A) limit its determination(s) only to the remaining Disputed Items, (B) make its determination(s) as to each remaining Disputed Item based upon the application of UK GAAP, and (C) not assign a value to any remaining Disputed Item greater than the higher value for such Disputed Item claimed by either Buyer or the Sellers' Rep or less than the lower value for such Disputed Item claimed by either Buyer or the Sellers' Rep. All determinations by the Accountant Arbitrator (to the extent compliant with clauses (A), (B) and (C) of the preceding sentence) shall be final and binding upon Buyer and the Sellers for purposes of this Section 3.6. The fees and expenses of the Accountant Arbitrator shall be split equally between the Sellers and Buyer.

                           (iv) At such time as the Closing Certificate shall
become final in accordance with Section 3.6(iii) and subject to any offset pursuant to Section 11.5 which may have arisen at such time, the Final Closing Adjustment Amount, if any, shall be released to Buyer by the Escrow Agent from the Initial Closing Adjustment Amount in accordance with the Escrow Agreement. Any excess of the Initial Closing Adjustment Amount over the Final Closing Adjustment Amount shall be released to the Sellers by the Escrow Agent from the Initial Closing Adjustment Amount in accordance with the Escrow Agreement. Any excess of the Final Closing Adjustment Amount over the Initial Closing Adjustment Amount shall be released by the Escrow Agent to Buyer from the Indemnity Escrow Amount in accordance with the Escrow Agreement. The Total Cash Purchase Price and the Purchase Price shall be deemed reduced by the full amount of the Final Closing Adjustment Amount. The Buyer and the Sellers' Rep shall, promptly after the Closing Certificate has become final in accordance with
Section 3.6(iii), cause a joint instruction to be delivered to the Escrow Agent for the purpose of effecting this Section 3.6(iv).

                  3.7. Earn Out.

                           (i) Buyer shall cause to be prepared income
statements of Buyer for (a) the calendar year ending on December 31, 2004 (the "Initial Income Statement") and (b) the twelve-month period ending on June 30, 2005 (the "Final Income Statement" and, together with the Initial Income Statement, the "Income Statements"). The Income Statements shall be prepared in accordance with GAAP, and set forth the consolidated net revenues of Buyer and its subsidiaries generated in each Existing Company Territory that arise out of Existing Company Products and Competing Products (determined in accordance with
GAAP) (but, in the case of the Initial Income Statement, shall include revenues of the Company and Company Subs for the portion of such calendar year through and including the Closing Date) ("Applicable Revenues"). Each Income Statement shall be delivered by Buyer to the Sellers' Rep within ten (10) business days after completion of the same. The Income Statements shall become binding upon all parties, and any disputes in respect thereof shall be resolved, as set forth in Section 3.7(iv). Certain covenants of the parties related to the period beginning on the Closing Date and ending on June 30, 2005, are set forth in
Section 7.2(h).

                           (ii) Not later than the 30th calendar day following
date on which both Income Statements have become final in accordance with
Section 3.7(iv), Buyer shall:

                                    (a) if both (x) the Initial Income Statement
         shows Applicable Revenues for such calendar year in excess of $20,700,000 and (y) the Final Income Statement shows Applicable Revenues for such twelve-month period in excess of $22,000,000, pay to Beaumont (subject to any offset pursuant to Section 11.4) an aggregate amount equal to $0.65 for each $22 of Applicable Revenues reflected on the Final Income Statement; provided, however, that such payment shall in no event exceed

         65.42% (the "Beaumont Earn-Out Percentage") of One Million Dollars ($1,000,000) (the "Earn Out Reference Amount") (subject to forfeiture as set forth in the proviso to this Section 3.7(ii)), by wire transfer of immediately available funds to such account as shall have previously been designated in writing by the Sellers' Rep and/or, if Beaumont so elects, the delivery to Beaumont in lieu of some or all such cash amount of a promissory note in substantially the same form as contemplated by Section 3.10 (with funds securing the amount so substituted being deposited with the Escrow Agent concurrent with such delivery) (such aggregate amount, the "Cash Earn-Out"); and

                                    (b) if, in addition to satisfaction of the
         targets set forth in clauses (x) and (y) of the preceding paragraph
         (a), the Final Income Statement shows Applicable Revenues for such twelve-month period in excess of $25,000,000, issue to Beaumont shares of Buyer Common Equity having a value (determined in accordance with Section 3.1) equal to $0.65 for each $3 of Applicable Revenues shown on the Final Income Statement in excess of $22,000,000; provided, however, that the number of such shares delivered shall in no event exceed a number of shares with a value (as so determined) equal to the Beaumont Earn-Out Percentage times the Earn Out Reference Amount (the "Additional Common Equity Consideration") (subject to forfeiture as set forth in the proviso to this Section 3.7(ii)), together with certificates evidencing the same;

provided, however, that that Buyer and Beaumont hereby agree that, in order to impose a reasonable requirement on Beaumont to remain in the employ of the Company and its affiliates so as to protect the value of the goodwill being sold under this Agreement to the Buyer, in the event that the employment of Beaumont by Buyer or the Company, as the case may be, shall terminate For Cause or without Good Reason (whether by action of Beaumont, Buyer, or otherwise) between the date of this Agreement and the delivery of the Final Income Statement, then the Earn Out shall not be paid or delivered to Beaumont, but shall instead be retained by Buyer. Termination for any other reason shall affect neither the rights of Beaumont under this Section 3.7 nor the timing of the payments and deliveries, if any, to be made pursuant hereto. The Buyer in its sole discretion may agree in writing with Beaumont that a given termination be treated as a termination other than For Cause or without Good Reason.

         "For Cause" shall mean the termination of Beaumont's employment if (i) Beaumont willfully, or as a result of gross negligence on his part, fails substantially to perform his or her duties with Buyer or the Company for any reason other than Beaumont's Disability, (ii) Beaumont engages in any action or course of conduct constituting a crime for which a penalty of incarceration could be imposed, or (iii) Beaumont otherwise engages in conduct which is demonstrably and substantially injurious to Buyer or the Company (as determined in good faith by the board of directors of Buyer, which injury includes an adverse impact on the reputation or operations of Buyer or the Company). "Good Reason" shall mean (i) a reduction of Beaumont's base salary; or (ii) a material reduction in Beaumont's responsibilities or status, other than an act that is remedied by Buyer or the Company promptly after receipt of notice given by Beaumont; or (iii) any material breach by Buyer or the Company of any material provision of the terms of any written employment agreement between Beaumont and the Buyer or any of its Subsidiaries which is not cured within thirty (30) days following written notice by Beaumont to Buyer or the Company of such breach. "Disability" shall mean the inability of Beaumont, as determined by the Board of Directors of Buyer in good faith, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.

                  (iii) Beaumont acknowledges that there can be no assurances that any particular revenue target described in this Section 3.7 or on Schedule
3.7 will be achieved, and that neither Buyer nor any Affiliate of Buyer shall have any obligation, whether express or implied, to take any action(s), or omit to take any action(s), in order to affect the amount of such revenues. Beaumont further acknowledges that Buyer and the Company shall, subject only to the terms of such Designated Seller's employment agreement (if any) with Buyer, have full liberty in respect of any decisions as to the continued employment of Beaumont and the terms and conditions thereof, and the provisions of this Section 3.7 shall in no respect constitute or be deemed to constitute a guarantee of continued employment.

                           (iv) The Sellers' Rep shall have thirty (30) days
from the date on which the Initial Income Statement and Final Review Income Statement have been delivered by Buyer raise any objection(s) to the Initial Income Statement and/or Final Review Income Statement, by delivery of written notice to Buyer setting forth the objection(s) in reasonable detail (the "Disputed Revenue Items"). In the event that the Sellers' Rep shall fail to so deliver the written objections with respect to a Income Statement within the 30-day period, then such Income Statement shall be deemed final for purposes of this Section 3.7. In the event that the objection(s) are so delivered, such Income Statement shall be deemed not final and Buyer and the Sellers' Rep shall attempt, in good faith, to resolve the Disputed Revenue Items and, if they are unable to resolve all of them within fifteen (15) business days of delivery of the notice, shall, within ten (10) business days thereafter (or such earlier date as mutually agreed), appoint BDO Seidman or, if such firm is unable to or refuses to accept such appointment, another comparable internationally recognized firm of independent public accountants mutually agreeable to Buyer and the Sellers' Rep (each acting reasonably) (the "Earn-Out Accountant Arbitrator") to resolve the Disputed Revenue Items. In the event that Buyer and the Sellers' Rep are unable to agree on the Earn-Out Accountant Arbitrator within such 10-business day period, the Earn-Out Accountant Arbitrator shall be designated jointly by the independent accountants of Buyer and the Sellers' Rep within ten (10) business days thereafter. The Earn-Out Accountant Arbitrator shall resolve all remaining Disputed Revenue Items in accordance herewith within twenty (20) business days from the date of its designation. In connection with the foregoing, the Earn-Out Accountant Arbitrator shall be instructed to and must (A) limit its determination(s) only to the remaining Disputed Revenue Items, (B) make its determination(s) as to each remaining Disputed Revenue Items based upon the application of GAAP, and (C) not assign a value to any remaining Disputed Revenue Items greater than the higher value for such Disputed Revenue Items claimed by either Buyer or the Sellers' Rep or less than the lower value for such Disputed Revenue Items claimed by either Buyer or the Sellers' Rep. All determinations by the Earn-Out Accountant Arbitrator (to the extent compliant with clauses (A), (B) and (C) of the preceding sentence) shall be final and binding upon Buyer and the Sellers for purposes of this Section 3.7. The fees and expenses of the Earn-Out Accountant Arbitrator shall be split equally between the Sellers and Buyer.

                  3.8. Deposit.

                           Concurrent with execution and delivery of this
Agreement, an initial draw of $500,000 is being requested by PNM(UK)L under the Working Capital Facility Agreement of even date herewith by and between the Buyer and PNM(UK)L (the "Protek Bridge Agreement"), and shall be funded by Buyer by delivery of immediately available funds not later than the third business day following the date hereof. Of this amount, Protek and the Buyer agree that $500,000 (such amount, the "Deposit") shall be treated, and Protek shall cause PNM(UK)L to treat such amount, as follows: The full amount of the Deposit shall be credited to the Initial Cash Purchase Price payable at Closing by Buyer. If this Agreement terminates pursuant to Section 12.1(iii), then the Deposit shall continue to be treated as part of the principal amount owed to Buyer under the Protek Bridge Agreement. The Sellers shall be jointly and severally liable for the repayment by PNM(UK)L of the Deposit, together with all reasonable attorney's fees and expense incurred by Buyer in the enforcement of such obligation, and notwithstanding any provision of the Protek Bridge Agreement to the contrary the Deposit shall bear interest at a per annum rate equal to the London InterBank Offered Rate plus 300 basis points for the period from the fifth (5th) business day after such termination through the date of repayment of the Deposit to the Buyer. During the period between delivery of the Deposit and the earlier of (a) Closing, (b) a termination of this Agreement for any reason other than a termination pursuant to Section 12.1(iii), and (c) repayment to the Buyer in full of the Deposit and all interest and attorney's fees and expenses provided for in the previous sentence, no Seller shall sell, transfer, pledge, encumber or otherwise dispose of ("Dispose" and each, a "Disposition") of any Shares or shares receivable on exercise of Options, nor enter into any Contract or discussions in respect of the same. If this Agreement terminates in accordance with its terms for any reason other than pursuant to Section 12.1(iii), then the Buyer shall immediately forgive such portion of the aggregate outstanding principal amount under the Protek Bridge Agreement as is equal to the Deposit plus interest accrued on such portion. All amounts owing under the Protek Bridge Agreement shall, upon Closing, be treated as a contribution by Daleen to the capital of Buyer, and the Protek Bridge Agreement accordingly cancelled.

                  3.9. Effect of Closing Subsequent to July 31, 2004.

                            If the Closing does not take place on or before July
31, 2004, then the Total Cash Purchase Price shall be increased by $100,000 for each full calendar month completed subsequent to July 31, 2004 through and including the Closing Date, pro rated for any partial months.

                  3.10. Notes in Substitution for Closing Cash Distribution Amount.

                   Butcher and/or Beaumont may, by written notice delivered to Buyer not later than the third business day preceding the scheduled Closing Date, elect to have some or all (but in no event shall such election, if made, be for less than 50%) of the Closing Cash Consideration Amount respectively deliverable to such Selling Shareholder to be delivered not in cash but in a promissory note in substantially the form attached as Exhibit J. Such amounts delivered by delivery of a note shall for all other purposes of this Agreement be deemed to have been delivered in cash to such Selling Shareholder at Closing.

                  4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SPECIFIED SELLERS.

                  The Company and the Sellers, jointly and severally (but, in the case of the Sellers, in each case qualified by their respective Knowledge as to the given matter), hereby represent and warrant to Buyer as follows:

                  4.1. Title to Shares. The Shares constitute, and at Closing will constitute, all of the outstanding capital stock of the Company. To the Company's Knowledge, upon delivery of the consideration for the Shares, Buyer shall have good, legal and marketable title to the Shares, free and clear of all Liens.

                  4.2. Due Incorporation and Qualification. Each of the Company and the Company Subs is a corporation or other legal entity validly existing and in Good Standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted. The Company and each of the Company Subs (and each of the branches of the Company or the Company Subs) are duly qualified, registered or licensed to do business and is in Good Standing in each jurisdiction in which the nature of its business or activities or the ownership, leasing or character of its assets and properties makes such qualification necessary. Schedule 4.2 contains a true, correct and complete list of all jurisdictions in which the Company and the Company Subs (and the branches of the Company and Company Subs) are qualified, registered or licensed to do business.

                  4.3. Subsidiaries; Interests in Other Persons. Schedule 4.3 sets forth a true and complete list of the Company Subs, the branches of the Company and Company Subs, and other Persons in which the Company has, directly or indirectly, an equity or other ownership interest, including the name, state or country of organization and the principal place of business of each such subsidiary or other Person and the capitalization of each such subsidiary (including the authorized and issued shares of capital stock of each such subsidiary) and the Company's interest therein. All of the issued and outstanding shares of capital stock of each of the Company Subs have been duly authorized and are validly issued and fully paid (other than the shares of the Company's French Subsidiary), and are free of preemptive, first offer, first refusal or similar rights, and are 100% owned, directly or indirectly, by the Company free and clear of any Liens or limitations on the Company's voting rights, voting trusts or proxies. There are no outstanding subscriptions, options, calls, contracts or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any of the Company Subs to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment (collectively, "Equity Commitments"). With respect to any Person in which the Company has or had an interest which is not one of the Company Subs (i) neither the Company nor any of the Company Subs is liable, directly or indirectly, for any obligations or Liabilities of any such Person; and (ii) neither the Company nor any of the Company Subs is obligated to redeem or otherwise acquire any shares of such Person or to provide funds to or make any investments in such Person in the form of loans, capital contributions, indemnifications or guarantees. Except as disclosed on Schedule 4.3 in respect of specified Company Subs, there is no impediment under the organizational documents or applicable law in respect of any Company Sub to the replacement of its directors or comparable governing board immediately after Closing.

                  4.4. Capitalization; Options; Shareholder Rights. The authorized capital stock of the Company consists solely of 100,000 ordinary shares of 1p each (the "Voting Ordinary Shares"), 94,553 A ordinary shares of 1p each (the "Non-Voting Ordinary Shares"), and 122,838,746 preference shares of 1p each (the "Preference Shares"). There are as of the date hereof, and will be as of the Closing Date, 122,838,746 Preference Shares and 100,000 Voting Ordinary Shares issued and outstanding, and as of such respective dates there are not and will not be, as the case may be, any other shares of capital stock of the Company outstanding or granted other than 94 Non-Voting Ordinary Shares held by the individual set forth on Schedule 4.4 that are the subject of a separate stock purchase agreement of even date herewith and the additional Non-Voting Ordinary Shares to be issued to Butcher and Beaumont as set forth on Schedule
4.4. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, and are validly issued and fully paid. Schedule 4.4 sets forth all options granted by the Company to any Person on or prior to the date hereof (the "Options") and the exercise price, vesting and other material terms of each. At or prior to Closing, all Options will either (a) convert in accordance with Section 7.1(n)(i) or (b) convert into the right to receive a cash payment, terminate or have been exercised and sold to Buyer in accordance with their terms, the Articles of Association (as amended) of the Company and the terms of Section 7.1(n)(ii). Except for the Options, there are, and at Closing there will be, no outstanding Equity Commitments of any nature to acquire or subscribe for any securities or other equity interest of or in the Company. There are, and at Closing there will be, no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which any stockholder of the Company may vote. There are, and at Closing there will be, no preemptive rights, rights of first refusal, rights of first offer, voting rights, change of control or similar rights, anti-dilution protections or other rights which any stockholder, officer, employee, manager or director of the Company or any other Person would be entitled to exercise or invoke as a result of the purchase by Buyer of the Shares, other than such rights as are expressly and enforceably waived by Section 7.1(r).

                  4.5. Constituent Documents. True and complete copies of each of the Company's and each Company Sub's organizational documents, by-laws, articles of association, operating agreements (and, in the case of the branches of the Company and Company Subs, similar operative documents), and, where applicable, certified extracts from the commercial register, companies register or registrar or similar document, or other similar organizational document, with respect to the Company, the Company Subs and their respective branches, and all amendments, modifications or repeals thereto up through the date hereof (collectively, the "Constituent Documents"), have been delivered to Buyer. True and correct copies of the minute books, stock books and stock transfer records of the Company and each of the Company Subs have been provided to Buyer or its counsel. All meetings, proceedings and other actions of the Company, the Board of Directors, managers and/or committees of from the date of its and their organization to and including the date hereof have been duly and properly held or taken and/or ratified and approved.

                  4.6. Financial Statements. The consolidated audited balance sheets and related statements of income (loss) and cash flow of the Company and the Company Subs for the three most recent completed fiscal years of each (the "2001-2003 Financial Statements") and the unaudited consolidated balance sheet as of March 31, 2004 (the "Interim Balance Sheet") and related consolidated income and cash flow statements of the Company for the period ended on March 31, 2004 (collectively, the "Unaudited Financial Statements" and together with the 2001-2003 Financial Statements, the "Financial Statements"), true and complete copies of all of which have been delivered to Buyer and are attached hereto as
Schedule 4.6, give a true and fair view the assets, Liabilities and financial condition of the Company as at the dates indicated and the results of its operations for the periods covered thereby (in the case of the Unaudited Financial Statements, taking into account the fact that they are unaudited). The Financial Statements have been prepared in accordance with UK GAAP (subject in the case of the Unaudited Financial Statements to the absence of notes thereto). The books and records of the Company and the Company Subs are in all material respects complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition and results of operations of the Company and the Company Subs as set forth in the Financial Statements.

                  4.7. Absence of Changes. Since the date of the Interim Balance Sheet, there has not been (i) any adverse change in the financial condition, results of operations, assets, Liabilities, business or prospects of the Company or any of the Company Subs, (ii) any borrowing of or agreement to borrow any money or any Liabilities incurred by the Company or any of the Company Subs, other than Loans and current Liabilities incurred in the Ordinary Course, (iii) any asset or Property of the Company or the Company Subs made subject to a Lien,
(iv) any waiver of any valuable right of the Company or any of the Company Subs, or the cancellation, compromise, release or reduction of any debt or claim held by the Company or any of the Company Subs, (v) any declaration or payment of dividends on, or other distributions with respect to, or any direct or indirect redemption or repurchase of, any shares of the capital stock of the Company or any of the Company Subs, or any agreement or commitment therefor, (vi) any issuance of any stocks, bonds or other securities of the Company or any of the Company Subs or any Equity Commitment to purchase or issue such securities or grant such options, warrants or rights, (vii) any mortgage, pledge, sale, assignment or transfer of any tangible or intangible assets of the Company or any of the Company Subs, except with respect to tangible assets effected in the Ordinary Course to Persons not related to the Company or any of the Company Subs, (viii) any loan by the Company or any of the Company Subs to any of the Sellers or any officer, director, manager or employee of the Company or any of the Company Subs, or any agreement or commitment therefor, (ix) any damage, destruction, confiscation, seizure, impoundment or loss (whether or not covered by insurance) adversely affecting the assets, Property or business of the Company or any of the Company Subs, (x) any material increase, direct or indirect, in the compensation paid or payable to any officer, director, manager, employee or agent of the Company or any of the Company Subs, (xi) any purchase or other acquisition of assets or Property other than in the Ordinary Course by the Company or any of the Company Subs, (xii) any change in the accounting methods or practices followed by the Company or any of the Company Subs; (xiii) any amendment, acceleration, modification, cancellation, termination, threatened termination or material change to any Contract that is otherwise material to the Company or any of the Company Subs; (xiv) any capital expenditure in excess of $100,000; (xv) any execution of any Contract outside the Ordinary Course by the Company or any of the

Company Subs; (xvi) any delay or failure to repay when due any material obligation of the Company or any of the Company Subs; (xvii) any failure to operate the business and assets of the Company or any of the Company Subs in the Ordinary Course; (xviii) any revaluation of any of the assets of the Company or any of the Company Subs, including writing off notes or accounts receivable other than in the Ordinary Course; (xix) any commitment (contingent or otherwise) to do any of the foregoing; or (xx) any other event or condition of any character that has or could reasonably be expected to have a Company Material Adverse Effect.

                  4.8. Power and Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements contemplated by this Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and all other agreements contemplated by this Agreement have been duly authorized by all necessary corporate or other required action on the part of the Company, including all necessary approvals of directors and shareholders. This Agreement has been duly executed and delivered by each Seller and is the valid and binding obligation of each such party, enforceable against such party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally.

                  4.9. Tax Matters. (a)The Company and the Company Subs have timely filed all Tax Returns that they have been required to file, and all Taxes that are due and payable by or with respect to the Company and the Company Subs have been timely paid in full. The unpaid Taxes of the Company and the Company Subs do not exceed the reserve for such Taxes set forth on the Interim Balance Sheet, and nothing has occurred since March 31, 2004 in respect of which the Company or any Company Subs may incur additional liability for Taxes (other than Taxes incurred in the Ordinary Course). True and complete copies of the Tax Returns of the Company and the Company Subs for the last five completed tax years of each preceding the date of this Agreement have previously been delivered to Buyer.

                  (b) No waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to the Company or any of the Company Subs are currently in effect or, to the Company's Knowledge, proposed. Neither the Company nor any of the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

                  (c) The Company and the Company Subs, if required to do so, have properly operated the PAYE system and have timely collected or withheld and have timely paid over to the proper governmental or regulatory bodies all Taxes required to be so collected or withheld and paid over under all applicable Laws in all applicable jurisdictions, including any Taxes required to be withheld on any compensation, salary, bonuses or dividends, and Taxes in the nature of value-added taxes ("VAT") and sales and use taxes.

                  (d) Except as disclosed on Schedule 4.9, neither the Company nor any of the Company Subs has paid or structured any payment of compensation, salary or bonus so as to avoid reporting such compensation, salary or bonus to any taxing authority in violation of any Law, or failed to properly report any compensation, salary or bonus paid to any employee.

                  (e) Except with respect to periodic and continuing audits by the tax authorities of the Russian Federation, no action, suit, proceeding, investigation, audit, claim or assessment is presently pending or threatened with regard to any Taxes that relate to or could affect the Company and the Company Subs for which the Company or any of the Company Subs is or could reasonably be expected to be liable or to defend. There is no unresolved claim by a taxing authority in any jurisdiction where the Company or any of the Company Subs does not file Tax Returns that the Company or such Company Sub is or could reasonably be expected to be subject to taxation by such jurisdiction. There are no Liens for Taxes (other than for Taxes not yet due and payable) upon the assets or Property of the Company or any of the Company Subs. The Company and the Company Subs have reported and paid or made proper provision for payment of any Taxes resulting from any distribution or corporate dividend (in whatever form) or other payment from the Company to its shareholders or any of the Company Subs or from any of the Company Subs to the Company or to each other. Except with respect to periodic and continuing audits by the tax authorities of the Russian Federation, there have not been any audits of the Tax Returns of the Company or any of the Company Subs for any fiscal year nor has any notice of audit been received with respect to such entities. The periodic and continuing audits by the tax authorities of the Russian Federation are not expected to result in a liability for Taxes that would have a Company Material Adverse Effect.

                  (f) Except as disclosed on Schedule 4.9, the consummation by Buyer of the purchase and sale of the Shares as contemplated hereunder will not have an adverse Tax effect on the Company or any of the Company Subs, including, but not limited to, the loss of any favorable tax attributes such as net operating loss carryovers and credit carryovers. The Company has not made an election under the United States Internal Revenue Code Section 897(i) to be treated as a domestic United States corporation.

                  (g) Neither the Company nor any Company Subs has any liability for the Taxes of any Person under any provision of applicable Laws, as a transferee or successor, by contract or otherwise.

                  (h) The Company and Company Subs have within the required period duly and properly made, given or delivered all information, returns, notices, accounts and computations which ought to have been made given or delivered for the purposes of any Tax and all such information returns, notices, accounts and computations supplied to any tax authority for any purposes are, and were when supplied, full, true and accurate have been made on a consistent basis.

                  (i) There is no dispute or question with any tax authority in respect of the Company or Company Subs; neither the Company nor any Company Subs has been the subject of any review, audit or investigation by any tax authority, other than routine audits in the Ordinary Course of the filing of their respective Tax returns, and to the Company's Knowledge there is no fact or circumstance which might give rise to any such dispute, audit, review, investigation or question.

                  (j) All clearances and consents from any tax authority that have been applied for, by or which relate to, the Company or any Company Subs were obtained after full and accurate disclosure of all facts and considerations; to the Company's Knowledge, no such clearance or consent is liable to be withdrawn, nullified or rendered void and the transaction for which the clearance or consent was obtained have been carried into effect (if at all) only in accordance with the terms of the application and the clearance or consent.

                  (k) Each of the Company and PNM(UK)L: (i) is and always has been resident in the United Kingdom, and is not and has never been resident for any purpose in any other country for the purposes of Tax; (ii) has no permanent establishment (as defined in any relevant double taxation convention), branch or agency or place of business outside the United Kingdom; and (iii) is not within the charge to Tax of any nation, country, state or other political division other than its country of incorporation.

                  (l) Neither the Company nor any Company Sub is or has ever been a member of a group of companies as defined in Section 170 Taxation of Chargeable Gains Act 1992 or a member of a group of companies or of a consortium for the purposes of Pt X ch IV Income and Corporation Taxes Act 1988, other than a group comprising the Company and PNM(UK)L. Neither the Company nor any Company Subs has ever been treated as a member or a representative member of a group of companies for the purposes of VAT and no application has at any time been made for the Company to be or any Company Sub to be so treated.

                  (m) PNM(UK)L is registered for the purposes of VAT with a number 727424042 and has complied with all statutory provisions, regulations and notices relating to VAT and has duly and punctually accounted for or paid to the relevant tax authority all accounts of VAT which it ought to have so accounted for and/or paid. Neither the Company nor any other Company Sub is required to so register, comply and account.

                  (n) Neither the Company nor any Company Sub has (nor has any relevant associate as defined in Schedule 10 paragraph 3(7) of the Value Added Tax Act 1994 at any time) elected to waive exemption from VAT under paragraph 2 of Schedule 10 to the Value Added Tax Act 1994 in respect of any land or interest in land.

                  (o) Full details of any special or non-statutory arrangements in relation to VAT or any special method of accounting (including, without limitation, partial exemption) in relation to VAT agreed by the Company or any Company Sub with any relevant tax authority are set out in Schedule 4.9 and the Company and Company Subs have at all times complied fully with such arrangements and methods of accounting.

                  (p) The Company and Company Subs are able to recover in full as input VAT all VAT for which they are required to make payment on supplies made to it.

                  (q) All documents to which the Company or any Company Subs is a party or which form part of the Company or any Company Sub's title to any asset owned or possessed by it or which the Company or any Company Subs may need to enforce or produce in evidence have been duly stamped any (where appropriate) adjudicated and no document is held outside the United Kingdom on behalf of the Company or Company Subs which if brought into the United Kingdom would be liable to stamp duty.

                  (r) Neither the Company nor any Company Subs has since incorporation been engaged in or been a party to a scheme or arrangement of which the main purpose or one of the main purposes was the avoidance of liability to Tax.

                  (s) Neither the Company nor any Company Sub is or will become liable to pay or to reimburse or indemnify another person in respect of Tax in consequence of the failure by any other person to discharge Tax.

                  (t) To the Company's Knowledge, no sums of an income nature paid or payable by the Company or Company Sub or which the Company or any Company Sub is under an obligation to pay are or may be wholly or partially disallowable as deductions in computing profits or as charges on income for the purposes of Tax.

                  (u) The Company and each Company Sub is and has since incorporation been a close company as defined in Section 414 of the Income and Corporation Taxes Act 1988. No distribution within 418 of the Income and Corporation Taxes Act 1988 has been made or agreed to been made or agreed to be made by the Company or any Company Sub and no loans or payments within Section 419, 420 or 422 of the Income and Corporation Taxes Act 1988 have been made or agreed to be made by the Company or any Company Subs since incorporation.

                   (v) No Inland Revenue charge exists for unpaid inheritance tax over and there are no circumstances whereby any of the powers mentioned in
Section 212 of the Inheritance Tax Act 1984 could be exercised in respect of an asset of the Company or any Company Sub or in relation to any shares in the Company or any Company Sub.

                  (w) The Company and each Company Sub has in its possession or under its control all records and documents which it is obliged to hold, preserve and retain pursuant to legislation relating to Tax and has sufficient records relating to past events to calculate accurately the liability to Tax of the Company and each Company Sub or its entitlement to any relief which would arise on the disposal or realization at Closing of all assets owned by the Company and each Company Sub at the date.

                  (x) All transactions carried out by the Company and any Company Subs or arrangements in which any of them has been engaged have been entered into and carried out on an arm's length basis.

                  (y) Neither the Company nor any Company Sub has entered into any contract for, or any option to enter into, or a right of pre-emption relating to, a land transaction (within the meaning of section 43 Finance Act
2003) since 10 July 2003.

                  (z) Neither the Company nor any Company Sub has been a party to any transaction or been involved with arrangement for which relief has been or will be claimed pursuant to the provisions of Schedule 7 to Finance Act 2003 and, to the Company's Knowledge, there are no circumstances as a result of which the Company or any Company Subs may be held liable for the unpaid tax of another company pursuant to the provisions of paragraph 5 or paragraph 12 of the Schedule.

                  (aa) No notice has been served on the Company or Company Sub pursuant to paragraph 13 of Schedule 7 to the Finance Act 2003.

                  (bb) The execution or completion of this Agreement or any other event since February 11, 2003 will not result in any profit or gain being deemed to accrue to the Company or Company Sub for Tax purposes or any liability to Tax arising pursuant to section 111 or section 113 of the Finance Act 2002.

                  (cc) Within the period of 3 years ending on the date of this Agreement there has been no major change in the ownership, nature, conduct or scale of the trade or business carried on by the Company within the meaning of section 767A or section 768 Income and Corporation Taxes Act 1988.

                  4.10. Customers. Schedule 4.10 sets forth a complete and accurate list of the names and addresses of the 20 largest customers of the Company and each Company Sub, showing the approximate total sales, and the receipt of sales proceeds, fees, license fees and royalties and commissions by the Company and each of the Company Subs from each such customer during the most recent fiscal year. Neither the Company nor any of the Company Subs has received any notice, nor does any of the Sellers have Knowledge, that any customer of the Company or any of the Company Subs for the immediately preceding 24 months intends to terminate its business arrangements with the Company or any of the Company Subs or substantially reduce its level of purchases from the Company or any of the Company Subs from the level of purchases it has made in the immediately preceding 24 months.

                  4.11. Compliance with Laws; Permits. Except as disclosed on Schedules 4.11, 4.14, 4.19, 4.17, or 4.26, the Company and the Company Subs are and have been in compliance in all material respects with all laws, statutes, ordinances, regulations, orders, judgments, injunctions, awards or decrees, treaties and embargos (collectively, "Laws") applicable to them or any of their properties or operations, including all Environmental Laws. Neither the Company nor any of the Company Subs has received any notice of violation or alleged violation of any Law by the Company or any of the Company Subs. Except as disclosed on Schedule 4.11, there are no existing facts or circumstances known by the Company, any of the Company Subs or any of the Sellers affecting the Company or any of the Company Subs, which are likely to result in a violation of any Laws. Except as disclosed on Schedule 4.11, the Company and each of the Company Subs have all licenses, permits, orders and approvals of federal, state, local and foreign governmental or regulatory bodies necessary for the conduct of its business and operations (collectively, the "Permits"). All material Permits of the Company and the Company Subs are set forth on Schedule 4.11 and are valid and in full force and effect. No violations have occurred in respect of any such Permit and no action or proceeding is pending or, to the Company's or any Seller's Knowledge, threatened to revoke or limit any such Permit. All material Permits are renewable by their terms or in the Ordinary Course without the need of such Permit holder complying with any special qualification or procedures or paying any amounts other than routine filing fees. The execution, delivery and performance of this Agreement and all other agreements contemplated by this Agreement by the Company and the Sellers and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with or otherwise result in the breach of any of the terms and conditions of, result in a material modification of or accelerate or trigger the rights of any Person under, or constitute (or with notice or lapse of time or both would constitute) a default or termination under any Permit, and no Permit will be adversely affected by the consummation of the transactions contained in this Agreement.

                  4.12. No Breach; Consents; Change of Control Payments. The execution, delivery and performance of this Agreement and all other agreements contemplated by this Agreement by the Company and the Sellers and the consummation of the transactions contemplated hereby and thereby will not (i) result in any Lien upon any of the Property or assets of the Company or any of the Company Subs or (ii) violate, conflict with or otherwise result in the breach of any of the terms and conditions of, result in a material modification of or accelerate or trigger the rights of any Person under, or constitute (or with notice or lapse of time or both would constitute) a default or termination under (a) any of the Constituent Documents; (b) any instrument, contract or other agreement to which the Company or any of the Company Subs is a party or by or to which the Company, any of the Company Subs or any Sellers or any of their respective properties are bound or subject; or (c) any Law applicable to the Company or any Company Subs or any of their respective properties. Except as set forth on Schedule 4.12, no consent, approval or authorization of, or declaration or filing with, any domestic or foreign governmental authority or regulatory body or other Person ("Consent") is required on the part of the Company, any of the Company Subs or any of the Sellers in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except as disclosed on Schedule 4.11, there are no payments, Liabilities or obligations under or pursuant to any contract or other agreement, Law or otherwise required to be made or performed (or which have been made or performed) by the Company or any of the Company Subs to any Person, arising out of or as a result of any change of control of the Company or any of the Company Subs or the transactions contemplated by this Agreement.

                  4.13. Litigation; Claims. Except as set forth on Schedule 4.13, there are no suits or actions, administrative, arbitration or other proceedings or governmental investigations pending or, to the Company's or any Seller's Knowledge, threatened against or affecting the Company, any of the Company Subs, any officer, director, manager or employee of the Company or any of the Company Subs (solely in their capacity as an officer, director, manager or employee of the Company or any of the Company Subs) or any of the properties or assets of the Company or the Company Subs and neither the Company nor any Seller have Knowledge of any basis for any such suits, actions, proceeding or investigation. No Person has made a claim against the Company or any of the Company Subs alleging any personal, Property or economic injury, loss or damage incurred as a result of or relating to the use of any products sold by or on behalf of, or services rendered by the Company or any of the Company Subs. There are no judgments, orders, injunctions, decrees or awards against the Company or any of the Company Subs that are not satisfied and remain outstanding.

                  4.14. Employment Matters. Neither the Company nor any of the Company Subs has at any time during the last five (5) years had, nor is there, to the Company's or any of the Sellers' Knowledge, is there now threatened, any walkout, strike, picketing, work stoppage, planned work slowdown or any similar occurrence. There are no controversies or grievances pending or, to the Company's, or any of the Sellers' Knowledge, threatened between the Company or any of the Company Subs and any of their respective employees. Schedule 4.14 lists any union or other collective bargaining entity that represents employees of the Company or any of the Company Subs. All key employees of the Company or any of the Company Subs have, or will have prior to the Closing Date, executed confidentiality and non-disclosure agreements, each in form and substance satisfactory to Buyer. Except as disclosed on Schedule 4.11, the Company and each of the Company Subs have complied with all applicable Laws regarding employment, discrimination, harassment, pension, vacation, insurance, severance and termination regarding their past, current and prospective employees. Except to the extent otherwise required under Sections 7 and 8 and except as disclosed in Schedule 4.14, neither the Company nor any of the Sellers are aware that any officer, manager or employee intends to terminate his/her employment with the Company or any of the Company Subs nor does the Company or any of the Company Subs have any present intention to terminate the employment of any of its officers, managers or employees (other than for cause or in the Ordinary Course). No bonuses, profit sharing, incentive payments, commissions or compensation and no increases in any of such compensation have been paid, accrued or granted by the Company or any of the Company Subs for any period after the date of the Interim Balance Sheet. Schedule 4.14 lists the names, title or job description, and annual salary for fiscal year 2004 of all employees, officers, managers, directors, agents, consultants and independent contractors of the Company and the Company Subs who, as of the date hereof, are or will be entitled to receive compensation from the Company or the Company Subs, directly or indirectly, at an annualized rate in excess of the equivalent of $50,000 per year.

                  4.15. Material Agreements. Schedule 4.15 sets forth a true and correct list of all contracts and other agreements to which the Company or any of the Company Subs is a party or by or to which the Company or any of Company Sub's properties are bound or otherwise subject which (i) requires payments or performance having a stated value in excess of $50,000 in any 12-month period or $100,000 in the aggregate; (ii) has not been made in the Ordinary Course or the performance of which, by its terms, extends over a period greater than ninety
(90) days and is not cancelable by the Company or any of the Company Subs at any time without penalty; (iii) is an employment, consulting, non-competition or indemnification agreement; (iv) is a franchise, distributorship, licensing, partnership, joint venture, supply or sales agency agreement; (v) is an agreement providing for the sale, acquisition or lease of any properties of the Company or any of the Company Subs other than in the Ordinary Course; (vi) is a mortgage, pledge, security or collateral agreement or other similar agreement with respect to any tangible or intangible Property of the Company or any of the Company Subs; (vii) is a retainer agreement with attorneys, accountants, investment bankers or other professional advisers; (viii) is an agreement with any governmental authority; (ix) is an agreement relating to a patent, trademark, copyright or other item of Intangible Property of the Company or any Company Sub; (x) is an agreement referred to in Section 4.25 (Related Party Transactions; Intercompany Transaction) hereof; (xi) is an agreement otherwise material to the operations, business or financial condition of the Company or any Company Sub; or (xii) is a commitment or agreement to enter into any of the foregoing (collectively, "Material Agreements"). True and correct copies of all Material Agreements have been delivered to Buyer and each Material Agreement is a valid agreement, in full force and effect and the Company or any of the Company Subs is in compliance in all material respects with each such Agreement and no other party thereto is in default thereunder. Schedule 4.15 lists all open agreements, identifying the counterparties, detailing the nature of the transaction and material terms thereof.

                  4.16. Loan Documents. Schedule 4.16 sets forth a true and correct list of all contracts and other agreements to which the Company or any of the Company Subs is a party or by or to which the Company or any of the Company Sub's properties are bound or otherwise subject which is a loan agreement, credit agreement, promissory note, guaranty, letter of credit or other similar type of agreement which constitutes Indebtedness (collectively, the "Loan Documents"). True and correct copies of all Loan Documents have been delivered to Buyer and each Loan Document is a valid agreement, in full force and effect and the Company or any of the Company Subs is in compliance in all material respects with each such Agreement and, to the Company's Knowledge, no other party thereto is in default thereunder.

                  4.17. Real and Personal Properties. Neither the Company nor any of the Company Subs owns, in fee or otherwise, or has the right or obligation to acquire any real Property or buildings. Schedule 4.17 sets forth all real Property or buildings previously owned by the Company or any of the Company Subs which was sold, transferred or otherwise disposed of and the circumstances of such sale, transfer or disposition (including the purchaser or transferee and the consideration received therefor). Schedule 4.17A contains a complete list of all leases, subleases or other agreements (oral or written) pursuant to which the Company or any of the Company Subs leases real or personal Property ("Leases"). Except as disclosed on Schedule 4.17, all such Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default thereunder on the part of Company or any of the Company Subs and neither Company nor any of the Company Subs has received any written notice of default under any of the Leases. To the Company's knowledge, nothing has occurred which could cause any event of default which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default thereunder by any other party. There are no pending or, to the Company's Knowledge, threatened condemnation proceedings, administrative proceedings, or other actions relating to any facility leased by the Company or any Company Sub. With respect to each Lease, the Company or any of the applicable the Company Subs obligated under such Lease has an unencumbered interest in the leasehold estate of such Lease. The Company and each of the Company Subs enjoy peaceful and undisturbed possession of all real Property leased by any of them. The Company and each of the Company Subs has in all material respects performed all the obligations required to be performed by it under the Leases and the other parties to such Leases have, in all material respects, performed all the obligations required to be performed by any of them under such Leases. All leased properties have received all required approvals of governmental authorities (including Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of such Property) required to be obtained in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable Laws. All leased properties are supplied with utilities (including water, sewage, disposal, electricity, gas and telephone) and other services reasonably necessary for the operation of such Property as currently operated and as presently contemplated to be operated, and there is no condition or event which, to the Company or any of the Sellers' Knowledge, could reasonably be expected to result in the termination or impairment of the present access from any leased Property to such utility services. Improvements constructed on the leased properties, and all fixtures and equipment and other tangible assets (including, but not limited to, management information and computerized systems) owned, leased or used by the Company or any of the Company Subs at the leased properties are (i) insured to the extent and in a manner customary for similarly situated leased properties, (ii) structurally sound with no material defects, (iii) in good operating condition and repair, subject to ordinary wear and tear, (iv) not in need of maintenance, repair or correction except for ordinary routine maintenance and repair, the cost of which would not be material, (v) sufficient for the operation of the business of the Company and the Company Subs as presently conducted and as presently contemplated to be conducted and (vi) in conformity, in all material respects, with all applicable Laws. There are no subleases, licenses, options, rights, concessions or other agreements or arrangements, written or oral, to which the Company or any of the Company Subs is a party or is otherwise bound granting to any Person the right to use or occupy any Property leased by the Company or any of the Company Subs or any portion thereof or interest therein.

                  4.18. Accounts and Notes Receivable; Payables. Schedule 4.18 lists all accounts receivable of the Company and each Company Subs, identifies the specific contract to which the account receivable relates, ages each such account receivable and lists the reserve as to collectibility for each account receivable. Schedule 4.18 also details the bad debt experience of the Company and each Company Sub for all customers from January 1, 2000 to date. All accounts and notes receivable reflected on the Interim Balance Sheet have arisen from bona fide transactions in the Ordinary Course and, to the Company's Knowledge, are good and fully collectible in the Ordinary Course at the aggregate recorded amounts thereof on the Interim Balance Sheet, net of any applicable reserve for doubtful accounts reflected on the Interim Balance Sheet, which reserve is adequate and has been calculated in accordance with UK GAAP consistent with past practice. All accounts and notes receivable of the Company or any of the Company Subs that arose after the date of the Interim Balance Sheet through the date hereof and which will arise after the date hereof through the Closing Date are (or will be) the result of bona fide transactions in the Ordinary Course. To the knowledge of the Company, there are no facts or circumstances generally (other than general economic conditions) which would result in any material increase in the uncollectability of such receivables as a class in excess of the reserves therefor set forth on the Interim Balance Sheet. To the Company's Knowledge, there are no defenses, recoupments, disputes, set-offs or counterclaims in respect of any such receivables. All accounts payable of the Company or any Company Sub, as reflected on the Interim Balance Sheet or arising between such date and the date hereof, are the result of bona fide transactions in the Ordinary Course and have been paid or are not yet due and payable.

                  4.19. Intangible Property. Set forth on Schedule 4.19(a) is a complete and correct list of all Intangible Property that is owned by the Company or any Company Sub (the "Owned Intangible Property"). Schedule 4.19(b) sets forth all written permits, grants, options and licenses or other rights in writing running to or from the Company or any of the Company Subs relating to any Company Intangible Property. The Company and the Company Subs (a) own all right, title and interest in and to the Owned Intangible Property and (b) have valid and binding rights under contract in and to all other Intangible Property, in each case free and clear of any third party liens, claims, or interests, and has the right to enter into the assignments, licenses, and other obligations provided herein. None of the Intangible Property infringes upon or violates any rights owned or held by any third party including, but not limited to, any copyright, trade secret, trademark, patent, invention, proprietary information, nondisclosure, or any other right. No Seller and no other employee or agent of the Company or any Company Sub owns or holds and right or interest in any Intangible Property, other than an indirect economic interest solely by virtue of their ownership of capital stock of the Company. No Seller or other employee or agent of the Company or any Company Sub has possession of any Intangible Property in any form, other than Intangible Property used by such Seller or employee or agent solely on Company or Company Sub premises. The Company and each Company Sub have adequate procedures in place to prevent the removal of Intangible Property (whether electronically or physically) from Company and Company Sub premises. There is not pending, nor threatened, any claim, suit or action contesting or challenging the rights of the Company or any of the Company Subs in or to any Intangible Property or the validity of any of the Intangible Property. To Company's and any Seller's Knowledge, there is no infringement upon or unauthorized use of any of the Intangible Property by any third party. There are no material restrictions on the direct or indirect transfer of any Contract, or any interest therein, held by the Company or any of the Company Subs in respect of any Intangible Property disclosed on Schedule 4.19. Any software is free from significant programming thereto, and is free of all malicious code, time bombs, disabling features, drop dead devices or other software routines designed to disable the software or access to a resource at a particular time or when a particular event occurs, viruses, Trojan horses, back doors, worms, hooks, or any other device designed to permit unauthorized access or disable or disrupt the software. Neither the Company nor any of the Company Subs is in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any contract to use the Intangible Property disclosed on
Schedule 4.19. Except as otherwise disclosed on Schedule 4.19, no officer, director, or manager of the Company or any Company Sub, nor the Company, nor any Sellers nor any of their respective Affiliates or Associates has any right to or interest in any of any Intangible Property, including any right to payments (by royalty or otherwise) in respect of any use or transfer thereof. All registrations and filings necessary to preserve the Company's or any Company Sub's rights in the Intangible Property have been made and are in good standing. All fees or other amounts due to any governmental authority in respect of the Intangible Property, including any amounts payable in respect of filings, registrations and/or renewals have been, and will be through the Closing Date, fully and timely paid. To the Company's or any Sellers' Knowledge, all technical information developed by and belonging to the Company or any of the Company Subs which has not been patented has been kept confidential.

                  "Intangible Property" means all United States and foreign patents and patent rights, international patent applications, design registrations, utility models and registrations therefor, common law and registered trademarks and trademark rights, Common law and registered trade names and tradename rights, common law and registered service marks and service mark rights, common law and registered service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, designs, trade secrets, industrial models, proprietary data, methodologies, computer programs (including all source and object codes) and related documentation, technical information, know-how, inventions, works of authorship, management information systems, and all pending and abandoned applications for and registrations of any of the foregoing used or held for use in the business of the Company or any of the Company Subs, in each such case, including all forms (e.g., electronic media, computer disks, etc.) in which such items are recorded.

                  4.20. Title to Properties and Assets. Schedule 4.20 sets forth all personal Property owned or leased by the Company and any of the Company Subs with a book value or replacement cost in excess of $5,000. The Company and each of the Company Subs has good title to all of its properties and assets purported to be owned by them, including the properties and assets reflected as assets on the Interim Balance Sheet and those not so reflected on the Interim Balance Sheet because not required to be reflected thereon, but which are used or useful in the Company's and any Company Sub's respective business, or because acquired by the Company or any of the Company Subs since the date of the Interim Balance Sheet (except those disposed of in the Ordinary Course since the date of the Interim Balance Sheet), free and clear of any Lien, except (i) Liens for Taxes not yet due and payable and (ii) Liens of materialmen, mechanics, carriers, landlords and like Persons which are not due and payable or which are being contested in good faith and which are not material in the aggregate. No third party owns or has any rights to any assets, know-how or other properties (tangible or intangible) presently used or contemplated to be used in connection with or relating to the Company and any Company Sub's respective business. Other than in the Ordinary Course and other than in connection with this Agreement, no Person has any written or oral agreement, option, understanding, commitment or any right or privilege to purchase from the Company or any of the Company Subs properties or assets. All properties and assets which are material to the business of the Company and the Company Subs have been properly maintained and are in good operating condition and repair (ordinary wear and tear excepted) and are sufficient for the operation of the business of the Company and the Company Subs as currently conducted and as presently contemplated to be conducted.

                  4.21. No Undisclosed Liabilities. At this date and at the time of the Closing, neither the Company nor any of the Company Subs shall have any Liabilities, including guarantees and indemnities by the Company or any of the Company Subs of Liabilities of any other Person, except (i) Liabilities of the Company or any of the Company Subs as and to the extent reflected on the Interim Balance Sheet and (ii) Liabilities incurred by the Company or any of the Company Subs since the date of the Interim Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit) in the Ordinary Course and in accordance with the provisions of this Agreement and are properly reflected on the books and records of the Company or any of the Company Subs. Schedule 4.21 shall detail all pending or threatened claims under any contract or arising from any transaction or series of transactions.

                  4.22. Employee Benefit Plans. (i) Schedule 4.22 contains a true and complete list of all compensation, pension, social security, profit sharing, retirement, deferred compensation, incentive, bonus, severance, disability, hospitalization, medical insurance, life insurance and other employee benefit plans, programs or arrangements maintained by the Company or any of the Company Subs (or any Affiliate thereof) or under which the Company or any of the Company Subs (or any Affiliate thereof) has any obligations (other than obligations to make current wage or salary payments) in respect of, or which otherwise cover, any of the employees, directors or consultants of the Company or any of the Company Subs or their beneficiaries in any jurisdiction (each individually, an "Employee Benefit Plan" and collectively, the "Employee Benefit Plans"). The Company and the Company Subs have delivered to Buyer true and complete copies of all documents, as they may have been amended to the date hereof, embodying the Employee Benefit Plans. A true and complete copy of the Company's and each Company Sub's personnel manual has been delivered to Buyer, which manual sets forth the policies and methods in respect of vacation and sick time and there are no other policies or methods for earning or accounting for vacation time.

                  (ii) All Employee Benefit Plans have complied in all respects in form, operation and administration with their respective provisions and all applicable Laws. All contributions to and payments from the Employee Benefit Plans which have been required to be made in accordance with the provisions of the Employee Benefit Plans and applicable Laws have been made or are adequately accrued and reflected on the books and records of the Company or any Company Sub. Except for an accrued Liability of approximately $17 thousand in respect of Kalinowska, there are no unfunded Liabilities determined in respect of any such Employee Benefit Plan. Neither the Company nor any of the Company Subs nor any of their respective officers, employees, managers, directors or agents has committed any breach of fiduciary responsibility or, directly or indirectly, engaged in any transaction prohibited by any applicable Laws with respect to the Employee Benefit Plans which could subject Buyer, the Company or any of the Company Subs to any Liabilities under applicable Laws. Neither the Company nor any of the Company Subs has any early retirement options or plans pursuant to which employees may currently or before the Closing choose to take early retirement. No shares of capital stock or other securities of the Company or any of the Company Subs are reserved and/or eligible to be issued pursuant to any stock option, stock appreciation, stock grant, equity compensation or similar plan of the Company and/or any Company Sub. Neither the Company nor any Company Sub is a participant in a multi-employer Employee Benefit Plan.

                  (iii) All contributions payable to institutions of social security have been paid by the Company and each Company Sub, and neither the Company nor any Seller is aware of any disputes with any such institution.

                  (iv) Stakeholder pension schemes.

                           (a) The Company and each of the Company Subs has complied with all its legal obligations in connection with the introduction of a stakeholder pension scheme. In particular the Company and, if necessary, any of the Company Subs to which the stakeholder provisions apply have designated the Royal Skandia Managed Capital Account and Protek Network Management (UK) Ltd Stakeholder Pension scheme as an authorised stakeholder arrangement and have also complied with the employer access requirements in respect of all their respective employees who are 'relevant employees' as defined in section 3(g) of the Welfare Reform and Pensions Act 1999.

                           (b) There is no obligation on the Company or any of the Company Subs to pay contributions to a stakeholder pension scheme in respect of any employee or officer of the Company or any of the Company Subs.

                           (c) There are no claims or actions in progress or pending nor any reason for such claim or actions involving any employee or officer of the Company or any of the Company Subs in connection with a stakeholder arrangement.

                  (v) Personal Pension Schemes.

                           (a) For purposes of this Section 4.22(v):

                            "Personal Pension Scheme" means each Employee Benefit Plan which is a personal pension scheme approved or provisionally approved for the purposes of

         Chapter IV of Part XIV of the Income and Corporation Taxes Act 1988 to which contributions have been or are intended to be made in respect of any of the employees of the Company or any Company Sub pursuant to any agreement, arrangement, custom or practice referred to in paragraph (b) following;

                           "Death in Service Scheme" means the Company's death in service scheme established with UNUM Provident; and

                           "Claim" means any claim brought against the Company or any Company Sub or the trustees of any Employee Benefit Plan by, or on behalf of, an employee or officer of the Company or any Company Sub or any dependant of an employee or officer of the Company or any Company Sub relating to the exclusion from, or level of benefits under, or any act or omission of the Company or any Company Sub or the trustees under the Employee Benefit Plan but only to the extent that the claim relates to a period of service before Closing.

                           (b) Save for each Personal Pension Scheme, a group long term disability insurance with UNUM Provident, and the Death In Service Scheme, there is not and has never been in operation and no proposal has been announced to enter into or establish any agreement, arrangement, custom or practice (whether legally enforceable or not) for the payment of or payment of a contribution towards a pension, allowance, lump sum or other similar benefit on retirement, death, termination of employment (whether voluntary or not) or during periods of sickness or disablement for the benefit of any of the employees or officers of the Company or any of the Company Subs or any of their dependants.

                           (c) There is set out in or annexed to Schedule 4.22 a statement of the basis on which the Company and each of the Company Subs has undertaken to contribute to each Personal Pension Scheme and the rate and the amount of the contributions in respect of each of their respective [employees or officers] who is a member of a Personal Pension Scheme which have been made in the three year period ending on the date of this Agreement together with details of the amount of contributions which the Company and each of the Company Subs has agreed to pay in respect of any future employee or future officer.

                           (d) No assurance, promise or guarantee (whether oral or written) has been made or given to any member of any Personal Pension Scheme of any particular level or amount of benefits to be provided for or in respect of him under such scheme on retirement or death or leaving service and the Company and each of the Company Subs may terminate any obligation it may have to contribute to any Personal Pension Scheme without incurring any liability to any of its employees or officers under any agreement or arrangement.

                           (e) The only benefits provided under each Personal Pension Scheme are money purchase benefits as defined by section 181(1) of the Pension Schemes Act 1993.

                           (f) Pending Closing the Sellers undertake that no proposal to make any change or addition to any relevant benefit as defined in section 612 Income and Corporation Taxes Act 1988 (with the omission of the exception to that definition) is made or announced to any employee or officer or former employee or former officer or future employee or future officer of the Company or any of the Company Subs (or any dependant of any such person) or to any Employee Benefit Plan (other than any change required by law or any proposed change which is fully described in the Company Disclosure Schedules) and that, without limiting the foregoing, no action will be taken or allowed to be taken or omitted to be taken in relation to any Employee Benefit Plan other than in the ordinary course of administering that Employee Benefit Plan.

                           (g) The Sellers shall indemnify and keep indemnified the Purchaser against all payments, damages, losses and reasonable costs and expenses (including, without limitation, legal expenses) of whatever nature, arising from, or in connection with, any Claim (as defined above) brought by, or on behalf of, an employee or officer of the Company or any of the Company Subs or any of their dependants.

                  (vi) TUPE.

                           (i) Neither the Company nor any of the Company Subs has entered into any agreement which involved or may involve the Company or any of the Company Subs (and no event has occurred which may involve the Company or any of the Company Subs in the future) acquiring or disposing of any undertaking or part of one such that the TUPE Regulations applied or may apply.

                           (ii) Neither the Company nor any of the Company Subs employs and none of them has ever employed or otherwise engaged any person whose contract of employment after any "relevant transfer" (as defined in regulation 2 of the TUPE Regulations) has had effect as if made originally between that person and the Company or any of the Company Subs or any predecessor to the Company.

                  4.23. Insurance. Schedule 4.23 sets forth a true and complete list and general description of all policies or binders of fire, liability, product liability, environmental, workmen's compensation, vehicular, business interruption or other insurance held by or on behalf of the Company or any of the Company Subs (true and complete copies of all of which policies and binders have been delivered to Buyer) specifying the insurer, the policy number or covering note number with respect to binders, and describing any pending claim(s) thereunder. All premiums and other amounts due and payable under such policies and binders have been paid in full and, to the Company's Knowledge, all such policies and binders are in full force and effect. Neither the Company nor any of the Company Subs is in default with respect to any provision contained in any such policy or binder or failed to give any notice or present any claim under any such policy or binder in accordance with its terms. Neither the Company nor any of the Company Subs has received or given a written notice of cancellation or non-renewal with respect to any such policy or binder.

                  4.24. No Misrepresentations. To the knowledge of the Company and the Sellers, this Agreement (including the Schedules hereto) does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. To the knowledge of the Company and the Sellers, there is no fact which could be reasonably expected to materially adversely affect the business, operations, properties, prospects or financial condition of the Company or any of the Company Subs which has not been set forth in this Agreement (including the Schedules hereto).

                  4.25. Transactions with Related Parties; Intercompany Transaction. Neither the Company nor any Seller, director, officer, manager or Affiliate of the Company or any of Company Subs nor any of their respective
Associates: (i) has borrowed money from or loaned money to the Company or any of the Company Subs which has not been repaid; (ii) has any contractual, tort or other claim, express or implied, of any kind whatsoever against the Company or any Company Sub; (iii) has or has had, since the Company's or any Company Sub's inception, an interest in any Property, rights or assets owned and/or used by the Company or any of the Company Subs in its business; or (iv) is party to a contract or other agreement with the Company or any of the Company Subs or is engaged in any material transaction or arrangement with the Company or any of the Company Subs. All intercompany transactions between the Company, the Company Subs and/or any Seller, including, but not limited to, intercompany loans and allocations and/or attributions of overhead, expenses, trading revenue, royalties and licensing fees (i) have been made on an arm's length basis on terms no more favorable than could have been received from a non-affiliated third party at the time such transaction was made and (ii) have been properly and adequately accounted for in accordance with UK GAAP, and in compliance with all Laws (including all Tax Laws).

                  4.26. Environmental Matters. The Company and the Company Subs have (i) complied in all material respects with all Environmental Laws; (ii) not received any notice that any real Property now or formerly owned, leased, managed, operated or otherwise used by it is on any governmental environmental damage list or has been the site of any activity giving rise to any Liabilities;
(iii) not received any notice of any Environmental Claim; and (iv) stored, handled, used, released, discharged and disposed of all substances used in its operations and wastes or by-products from its operations, whether Hazardous Materials or not, in compliance with all Environmental Laws. No Hazardous Materials or other substances or wastes have been spilled, released, discharged or disposed of from, on or under any Property owned, leased, used or operated by the Company or any of the Company Subs during the Company's or any Company Sub's occupancy or use thereof or, to the Company's, or any Seller's Knowledge, by any third party during such third party's occupancy or use thereof. Neither the Company nor any of the Company Subs has any Liabilities with respect to the clean-up or remediation of any treatment, storage or disposal site or facility, or with respect to any spill, release, discharge, or disposition of Property, anywhere in the world. The Company and the Company Subs have provided to Buyer true and complete copies of all environmental and Hazardous Materials reports, studies and assessments in their possession or control with respect to their owned, leased or operated real properties and/or any land adjacent thereto.

                  4.27. Bank Accounts; Credit Cards; Corporate Accounts; Powers of Attorney. Schedule 4.27(a) sets forth (i) a list of each bank or other financial institution (a) at which the Company or any of the Company Subs has an arrangement and describing such arrangement, and (b) at which the Company or any of the Company Subs maintains an account or safe deposit box, the corresponding number of each such account or safe deposit box and the names of all Persons holding check-signing or withdrawal power or other authority with respect thereto; (ii) credit card issuers with whom the Company has an account and the names of all Persons authorized to use such accounts or who have access thereto; and (iii) cellular telephone, phone card or other corporate accounts with whom the Company has an account and the names of all Persons authorized to use such accounts or who have access thereto. Also set forth on Schedule 4.27(b) is a list of all powers of attorney granted in respect of the Company and any Company Subs.

                  4.28. Brokers. Except as and in the amounts disclosed on
Schedule 4.28, neither the Company nor any of the Sellers has made any agreement or taken any other action causing anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder.

                  4.29. Computer System. All computer hardware and software and related materials used by the Company and the Company Subs in the performance of their respective businesses (collectively, the "Computer System") are in good working order and condition (normal wear and tear excepted), and the Company and the Company Subs have not experienced any significant defects in design, workmanship or material. The Computer System has the performance capabilities, characteristics and functions necessary for the conduct of the business of the Company and the Company Subs as currently conducted and presently contemplated to be conducted. The use of the Computer System by the Company and the Company Subs (including any software modifications) (i) does not and has not violated or infringed upon and will not violate or infringe upon the rights of any third parties and (ii) does not, and has not resulted, and will not result in the termination of any maintenance, service or support agreement relating to any part of the Computer System or any reduction in the services provided to the Company and the Company Subs, warranties available to the Company and the Company Subs or rights of the Company or the Company Subs thereunder. Consummation of the transactions contemplated hereby will not impair, preclude or increase the cost of the use of the Computer System. The Computer System is the Property of the Company and the Company Subs, is not encumbered by any Liens and can be operated separately from any system currently used by the Company and the Sellers.

                  4.30. Absence of Certain Business Practices. Except as disclosed on Schedule 4.30, neither the Company, the Company Subs nor any of their respective officers, directors, employees, consultants or agents have engaged in any activities in the operation of the business of the Company and the Company Subs which are prohibited by any Laws including (i) knowingly soliciting, receiving or paying any remuneration (e.g., any kickback, bribe, illegal gift, gratuity, rebate or other similar benefit), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (a) in return for referring an individual to a Person for the furnishing, or arranging for the furnishing, of any item or service or (b) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item; (ii) knowingly selling any products or providing any services to any customer (x) in violation of any Law or (y) who is engaged or involved in any illegal practices or activities; or (iii) knowingly violating any Law, including, but not limited to, the following: The Anti-Terrorism Crime and Security Act 2001 and proceeds of Crime Act 2002 (United Kingdom) or USA Patriot Act, Foreign Corrupt Practices Act, the Trading with the

Enemy Act (United States), Law on Foreign Investment in the Russian Federation, Directive on Money Laundering and Data Protection Acts and any foreign exchange laws.

                  4.31. Severance Arrangements. Except as described on Schedule
4.22 or 4.31, neither the Company nor any of the Company Subs has entered into any severance or similar arrangement in respect of any personnel or employee of either the Company or any of the Company Subs that will result in any obligation (absolute or contingent) of either the Company or any of the Company Subs or any other Person to make any payment to any such personnel or employee following termination of employment. The execution and delivery of this Agreement or the Closing of the transaction contemplated herein will not increase the Liabilities of the Company or any of the Company Subs to any employee, director or consultant, or with respect to any Employee Benefit Plan.

                  4.32. No Other Agreements to Sell Assets or Capital Stock. Neither the Company nor any of the Company Subs, nor any of their respective officers, directors, managers, shareholders, Affiliates or Associates have any commitment or legal obligation, absolute or contingent, to any other Person or firm, other than as contemplated by this Agreement and expect for the rights expressly provided for in the Articles of Association of the Company dated March 25, 2003, as amended (which rights are waived by the Sellers in connection with this Agreement and the transactions contemplated hereby), to sell, assign, transfer or effect a sale of any assets held by the Company or any of the Company Subs (other than inventory in the Ordinary Course), to sell or effect a sale of any of the issued or issuable capital stock of the Company or any Company Sub, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

                  4.33. Disclosure Schedules. All Schedules to this Agreement are integral parts of this Agreement. The Company has delivered to Buyer a true, correct and complete copy of each agreement and other written document referred to in the Schedules to this Agreement. Nothing in a Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Company, the Sellers and the Company Subs are responsible for preparing and arranging the Schedules corresponding to the numbered Sections contained herein.

                  5. REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS.

                  Each Seller hereby represents and warrants to Buyer as to such Seller as follows:

                  5.1. Authority to Execute and Perform Agreements. Each of the Sellers has the legal capacity or authority to enter into, execute and deliver this Agreement and the other agreements contemplated hereby to which it/he/she is (or will be) a party and to perform such Seller's obligations hereunder and thereunder. This Agreement has been, and such other agreements contemplated hereby will be, duly executed and delivered by such Seller and, subject to the due authorization, execution and delivery of such agreements by the other parties thereto, this Agreement and the other agreements contemplated hereby constitute (or will constitute) valid and binding obligations of each Seller, enforceable against such Seller in accordance with their respective terms, except as such enforcement may be limited by the applicable bankruptcy moratorium, insolvency, reorganization or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally. The execution and delivery of this Agreement and the other agreements contemplated hereby and the performance by each of the Sellers of its/his/her obligations under this Agreement and the other agreements contemplated hereby do not (or will not) (i) require the Consent of any domestic or foreign governmental authority or regulatory body or any Person; (ii) conflict with, or otherwise result in the breach or violation of, or constitute (or, with notice or the lapse of time or both, would constitute) a default under, any Law applicable to such Seller or any contract or other agreement to which such Shareholder is a party or by or to which such Seller is otherwise bound or subject; or (iii) result in the imposition of any Lien against any of the assets or properties of such Shareholder.

                  5.2. Title to Shares. Each Seller solely owns, beneficially and of record, the Shares set forth opposite such Seller's name on Schedule 1.1, and, upon exercise of any Option, will solely own at Closing, beneficially and of record, the Shares issuable upon such exercise. Upon delivery of the Total Cash Purchase Price and the Common Equity Consideration by Buyer to the Sellers and the Escrow Agent at the Closing, such Seller will transfer to Buyer, and Buyer will acquire therefrom, good and marketable title to all such Shares, free and clear of any Liens. Other than this Agreement, none of such Shares is subject to any voting trust, proxy or other contract, agreement or arrangement, including any such contract, agreement or arrangement relating to the voting, dividend rights or disposition of any of such Shares.

                  5.3. Litigation. There are no claims, actions, suits or other proceedings pending or threatened against any of the Sellers in, before or by any domestic or foreign governmental authority or regulatory body or any Person relating to the transactions contemplated by this Agreement.

                  5.4. Investment Intent. Each Seller acknowledges that none of the Common Equity Consideration or the Additional Common Equity Consideration will be registered under the Securities Act or any state or foreign securities Laws and, therefore, may not be offered or sold in the United States or to U.S. persons (as such term is defined in Regulation S promulgated under the Securities Act) or to foreign persons outside of the United States, unless exemptions from the registration requirements of the U.S. and any applicable state securities Laws or applicable foreign securities Laws, as the case may be, are available and Buyer is provided with an opinion of counsel of recognized standing and such other information as Buyer may reasonably request to confirm that such exemptions are available. The Common Equity Consideration and the Additional Common Equity Consideration will be acquired by each Seller for investment purposes only and not with a view to the distribution or resale thereof in violation of any applicable Law. Each Seller has no present intention to sell or otherwise dispose of any of the Common Equity Consideration or the Additional Common Equity Consideration.

                  5.5. Information. Each Seller (i) has such knowledge and experience in financial and business affairs so that it/he/she is capable of evaluating the merits and risks involved in purchasing the Common Equity Consideration and the Additional Common Equity Consideration, (ii) is able to bear the economic risks involved in purchasing the Common Equity Consideration and the Additional Common Equity Consideration, and (iii) has had the opportunity to ask questions of, and receive answers from, Buyer and persons acting on Buyer's behalf concerning Buyer and the terms of the Common Equity Consideration and the Additional Common Equity Consideration and to obtain any additional information in connection therewith. Each Seller acknowledges and agrees that no representation has been made nor shall be deemed made by Buyer as to the value of the Common Equity, and that the per share value set forth in the final sentence of Section 3.1 represents a term of this transaction negotiated at arm's length with the advice of such Seller's legal and financial representatives.

                  5.6. Accreditation. Each Seller is an "accredited investor" within the meaning of Regulation D of the Securities Act.

                  5.7. Restrictions on Transfer.

                  (i) Each Seller agrees that he/she/it will not transfer or otherwise encumber or dispose of (each, a "Disposition" or "Dispose") the Common Equity Consideration and the Additional Common Equity Consideration (or any interest therein), except upon the terms and conditions specified herein and in the Stockholders Agreement and each Seller will cause any subsequent holder of the Common Equity Consideration or the Additional Common Equity Consideration to agree to take and hold the Common Equity Consideration or the Additional Common Equity Consideration subject to the terms and conditions of this Agreement and the Stockholders Agreement.

                  (ii) Each Seller who receives the Common Equity Consideration and the Additional Common Equity Consideration acknowledges and agrees that it/he/she will execute and deliver Buyer Stockholders Agreement at Closing, and remain bound by such Agreement.

                  5.8. No Debts to Company. No Seller has any Indebtedness outstanding, or otherwise owes any amounts, to the Company or any Company Sub.

                  6. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

                  Buyer hereby represents and warrants to the Company and the Sellers as follows:

                  6.1. Due Organization; Subsidiaries. Buyer is a corporation duly incorporated, validly existing and in Good Standing under the laws of the state of Delaware, and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted. Buyer has no subsidiaries other than Parallel Acquisition, Inc. ("Merger Sub"), a newly formed Delaware corporation created solely for the purpose of entering into and consummating the transactions contemplated by the Daleen Agreement. Merger Sub is a corporation duly incorporated, validly existing and in Good Standing under the laws of the state of Delaware, and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted.

                  6.2. Power of Buyer. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements contemplated by this Agreement and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Buyer and is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights, specific performance, injunctive or other equitable remedies.

                  6.3. No Breach. The execution, delivery and performance of this Agreement and all other agreements contemplated by this Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with or otherwise result in the breach of any of the terms and conditions of, result in a material modification of or constitute (or with notice or lapse of time or both would constitute) a default under (i) any of the organizational documents of Buyer or (ii) any Law applicable to Buyer or any of its properties or operations.

                  6.4. Capitalization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. As of the date of this Agreement, the sole outstanding capital stock of Buyer consists of 1000 shares of Junior Preferred Stock, par value $0.01 per share. As of the Closing, the authorized capital stock of Buyer shall be as described in the Investment Agreement and the exhibits thereto. The issued capital stock of Buyer immediately after giving effect to the Closing will consist of 300,000 shares of Series A Senior Redeemable Convertible PIK Preferred Stock, par value $0.01 per share, 50,000 shares of Series A-1 Senior Redeemable Convertible PIK Preferred Stock, par value $0.01 per share, 100 shares of Junior Preferred Stock, par value $0.01 per share, and 504,000 shares of Common Stock, par value $0.01 per share, allocated as set forth on Schedule 6.4 hereto. Except as set forth in this Agreement, the Investment Agreement and the Daleen Agreement, or as contemplated by the 2004 Management Incentive Plan of Buyer in the form attached to the Investment Agreement, no equity securities are required to be issued by Buyer or Merger Sub by reason of any currently existing or contemplated options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any securities of Buyer or Merger Sub, as applicable, and there are no Contracts, commitments, understandings, or arrangements by which Buyer or Merger Sub is bound to issue additional respective securities, or options, warrants or rights to purchase or acquire any additional respective securities. Except as set forth on Schedule 6.4, Buyer is not a party or subject to any agreement or understanding, nor, to the knowledge of Buyer, is there any agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of Buyer. Upon issuance, each share of Common Stock included in the Common Equity Consideration and the Additional Common Equity Consideration will have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Buyer Certificate, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under Buyer Stockholders Agreement and under applicable state and federal securities laws.

                  6.5. Other Representations as to Buyer. Buyer is a newly formed entity, and except for this Agreement, the Investment Agreement, and the Daleen Agreement, neither Buyer nor Merger Sub is party to any Contract, nor have they conducted any business.

                  6.6. Brokers. Buyer has not made any agreement or taken any other action causing anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder.

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

                  7. COVENANTS AND AGREEMENTS.

                  7.1. Pre-Closing Covenants and Agreements. The parties hereto covenant and agree to perform or take any and all such actions to effectuate the following from the date hereof until the earlier of the Closing Date or the termination of this Agreement:

                  (a) Ongoing Operations. Except as otherwise required under this Section 7 and Section 8, each of the Company and the Company Subs shall conduct, and each of the Sellers shall use all commercially reasonable efforts to cause the Company and each of the Company Subs to conduct, their respective businesses diligently and substantially in the Ordinary Course and preserve for Buyer the present relationships between the Company and the Company Subs on the one hand and its suppliers, distributors, customers, trading partners and others having business relations with it on the other, and shall not, except with Buyer's prior written consent: (i) declare, make or pay any distributions or dividends, whether in cash or Property, on its capital stock or any other equity securities; (ii) make or grant any increases in salary or other compensation or bonuses to employees or terminate any employee (other than for good cause or, in the case of any employee other than a Seller or key or material employee, otherwise in the Ordinary Course); (iii) make any material adjustment in wages or hours of work; (iv) enter into or amend any agreement or transaction with any Person or entity who or which is an Associate or an Affiliate of the Company or any of the Company Subs; (v) permit or engage in any of the actions set forth in
Section 4.25 (Related Party Transactions, Intercompany Transactions) hereof, except to the extent necessary to honor its existing obligations in place; (vi) acquire, exchange, transfer, sell or dispose of any Property or assets other than in the Ordinary Course; (vii) take any action, or suffer any action to be taken, which could cause any of the representations or warranties contained in
Section 4 and Section 5 not to be true and correct on and as of the Closing Date; (viii) issue or grant any shares of capital stock or other securities (including any convertible security, option or warrant, whether under an existing option plan or otherwise); (ix) amend or repeal any of its Constituent Documents; (x) incur any Indebtedness or permit any of its assets or Property to become subject to any Lien other than Indebtedness incurred or Liens granted in the Ordinary Course or pursuant to the Protek Bridge Agreement; (xi) make any material capital expenditure; (xii) enter into, terminate or amend any Material Agreement; (xiii) discount, collect or write-off any accounts or notes receivables other than in the Ordinary Course; (xiv) offer present or prospective customers any promotional sales incentives other than in the Ordinary Course; (xv) fail to pay any account payable or other obligation of the Company when it becomes due and payable in the Ordinary Course, or extend or modify the terms for payment of the same; or (xvi) enter into any agreement to take any of the foregoing actions. Each Seller hereby severally agrees not to take any action, or suffer any action to be taken, which could cause any of such Seller's representations or warranties contained in Section 4 (if applicable) and Section 5 not to be true and correct on and as of the Closing Date.

                  (b) Access by Buyer. Buyer shall, through its representatives (including its counsel, accountants and consultants), have such continuing access to the properties, offices and operations of the Company and the Company Subs and such review or audit of the financial condition of the Company and the Company Subs as it deems necessary or advisable in connection with preparations for the consummation of the transactions contemplated hereby, for the continued conduct of the business of the Company subsequent to Closing and for the integration of the businesses of the Company and its subsidiaries and Daleen and its subsidiaries; provided, that no unreasonable interference with the normal business operations of the Company or the Company Subs be thereby caused. The Company and the Company Subs hereby agree to facilitate and assist Buyer in such preparations. Buyer's access to the Company and the Company Subs and any information obtained thereby shall not, however, affect or limit any of the representations, warranties, covenants and agreements of the Company, the Sellers or any of the Company Subs contained in this Agreement. The Company and the Company Subs shall permit Buyer and its authorized representatives, on reasonable prior notice, to have full access to the premises and to all Contracts and books and records of the Company and any of the Company Subs during normal working hours, and Buyer shall have the right to make copies thereof and excerpts therefrom. The Company and the Company Subs shall furnish Buyer with such financial, customer, supplier and operating data and other information with respect to the Company and any of the Company Subs as Buyer may from time to time reasonably request. Upon reasonable prior request and with the prior written consent of the Company, the Company and the Company Subs shall permit and facilitate Buyer and its authorized representatives to make such visits, contacts and/or interviews with employees, consultants, professional outside advisors, suppliers, distributors, customers, trading partners, shippers, banks and financial institutions, and others having business relationships with the Company and any Company Sub as Buyer may reasonably request consistent with the purposes of this Section 7.1(b).

                  (c) Further Assurances. Each of the parties hereto shall, prior to, on or after the Closing, as may be appropriate, execute such documents and other papers and take such other further actions as may be reasonably required to carry out the provisions hereof and effectuate the transactions contemplated in this Agreement (including making any filings or other notices required to be made to any governmental authority in the United States, the European Union, the United Kingdom, Norway, the Russian Federation and the Republic of South Africa or any other foreign jurisdiction, such as antitrust or competition notices or filings.) Each such party hereto shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including obtaining any Consents required in connection herewith.

                  (d) Additional Disclosure; Supplements to Disclosure Schedules. The Company and the Company Subs shall promptly notify Buyer of, and furnish Buyer with, any information it may reasonably request with respect to the occurrence of any event or condition or the existence of any fact that would cause any of the conditions to Buyer's obligation to consummate the transactions contemplated by this Agreement not to be fulfilled. In addition, any Contract of the Company or any of the Company Subs entered into between the date hereof and the Closing Date that would have been required to be listed on Schedule 4.15 (Material Agreements) and Schedule 4.16 (Loan Documents) if entered into prior to the date hereof shall be delivered to Buyer by the Company or each of the Company Subs promptly after being entered into and shall be deemed to be a Material Agreement and a Loan Document for all purposes of this Agreement.

                  Not later than the fifth business day prior to the scheduled Closing Date, the Company shall provide updated disclosure schedules to Buyer reflecting any developments between the date hereof and the Closing Date which are expected to cause any of the representations of the Company and Sellers set forth herein to be inaccurate or incomplete in any respect as of the Closing. Delivery of such updated disclosure schedules shall not be deemed to update, modify or amend in any respect the representations and warranties of the Company and the Sellers for purposes of
Section 8.2, and Buyer shall retain all of its rights under Section 8.2 based on the representations and warranties of the Company and Sellers contained herein, as modified by the disclosure schedules delivered on the date hereof. If Buyer elects to consummate the Closing notwithstanding the matters disclosed on such updated disclosure schedules, then the representations and warranties of the Company and the Sellers shall be deemed modified for purposes of Section 11 solely to the extent of matters that both (a) are expressly disclosed on the respective updated schedules and (b) relate solely to matters intervening between the date hereof and the Closing Date that cause a representation which is true and correct as of the date hereof not to be correct when given as of the Closing Date. The modification provided for in the preceding sentence shall not apply to a matter insofar as knowledge acquired between the date hereof and Closing causes a representation or warranty to be known to have been incorrect as of the date hereof.

                  (e) Exclusive Dealings. The Company and the Sellers hereby grant Buyer the exclusive right to consummate the transactions contemplated by this Agreement. The Company, the Sellers and the Company Subs (including any Affiliates and Associates thereof) and their respective officers, managers and directors, shall not at any time prior to the day immediately following the date set forth in Section 12.1(ii), directly or indirectly, (i) encourage, solicit, initiate or participate in any discussions or negotiations with, furnish any information to or entertain or accept any inquiry or proposal from any Person other than Buyer concerning the potential or proposed sale, exchange or transfer any equity or debt securities or other interests of the Company or any of the Company Subs (whether or not presently outstanding) or any assets of the Company or any of the Company Subs (other than inventory in the Ordinary Course), or the merger, recapitalization, combination or consolidation of the Company with any other Person or (ii) cause or permit the Company or any of the Company Subs to dissolve or liquidate. If the Company, any of the Sellers or any of their respective Affiliates, during such period, receive any offer or inquiry relating to any such acquisition, or obtain information that such an offer or inquiry is likely to be made, it/he will provide Buyer with immediate written notice thereof which shall include all terms of such offer.

                  (f) Resignations. On or before the Closing Date, the Company shall cause to be delivered to Buyer duly signed resignations, effective simultaneously with the Closing, of those officers, managers and directors of the Company and any of the Company Subs as shall be requested by Buyer in writing delivered to the Company on or before the third business day prior to the Closing.

                  (g) Records. On the Closing Date, the Company and the Company Subs shall deliver or cause to be delivered to Buyer all original agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively, "Records") in the possession or control of the Company or any of the Company Subs relating in any way to the Company or the Company Subs.

                  (h) Transaction Expenses; Fees and Disbursements. Except as set forth in Sections 3.5(iv) and Section 11.1 in respect of Company Transaction Expenses and in Section

12.2 in respect of Transaction Expenses on certain terminations, and without limitation of the provisions of the final sentences of Sections 3.6(iii) and 3.7(iv) in respect of the fees and expenses of the Accountant Arbitrator and of
Section 7.1(c) in respect of certain antitrust or competition filings, (a) Buyer shall pay its own costs and expenses (including Transaction Expenses) and (b) the Sellers shall pay the costs and expenses of the Company and Sellers (including Transaction Expenses), in each case incurred in connection with the preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.

                  (i) Employee Notices. The Company and/or any of the Company Subs shall provide any notices to its employees that may be required under any Law with respect to all events that occur prior to the Closing Date or as a result of the transactions contemplated by this Agreement.

                  (j) Maintenance of Insurance. The Company and the Company Subs shall maintain in full force and effect their current insurance policies, unless simultaneously with such termination or lapse replacement policies shall be in full force and effect that provide coverage at levels and amounts equal to or greater than the coverage under such current policies.

                  (k) Hiring of the Company Personnel. The Company and the Company Subs acknowledge that Buyer desires to enter into employment agreements with those employees of the Company and the Company Subs set forth on Schedule 7.1(k). The Company and the Company Subs agree to permit Buyer, and to cooperate with and assist Buyer in its efforts, to enter into employment agreements with such employees prior to the Closing.

                  (l) Repayment of Debt Due from Affiliates and Others. The Company and the Company Subs shall cause the Sellers, all Affiliates and all of their employees, officers, managers and directors to repay in full, any outstanding Indebtedness owed by such Persons to the Company or any of the Company Subs on or prior to the Closing Date, except for Indebtedness as between the Company and any of the Company Subs or between any of the Company Subs.

                  (m) Transfer Taxes. All sales, use, transfer, real Property transfer, documentary, gains, stamp duties, recording, security turnover and similar Taxes and fees (including any penalties, interest or additions) imposed upon or incurred by the Company or any Company Sub in connection with the transactions contemplated by this Agreement (collectively, the "Transfer Taxes") shall be included in the Company Transaction Expenses. Buyer may, at its option, pay any Transfer Tax at Closing for the Company's account, but any such Transfer Tax paid by Buyer shall continue to be deemed a Company Transaction Expense, with the effects set forth in this Agreement, including Sections 3.5(iv) and 11.1(i)(b). All expenses associated with the accurate preparation and filing of Tax Returns and other documentation with respect to any Transfer Taxes are to be included in the Company Transaction Expenses.

                  (n) Termination of Options and Other Plans; Certain Other Options. (i) Converting Optionholders. Each Converting Optionholder hereby irrevocably agrees that, at and conditioned solely upon the Closing, and conditioned upon and in consideration of the grant by the Buyer of an option on that number of shares of Buyer Common Equity set forth next to such

Converting Optionholder's name on Schedule 7.2(n) under the column headed "Roll-Over Options", in each case exercisable for payment of the par value of the Buyer Common Equity and otherwise having such terms and conditions as are set forth on Exhibit F hereto (collectively, the "Roll-Over Options"), such Converting Optionholder shall, without further action of such Converting Optionholder, the Seller or the Buyer, release all Options held by him or her, and the Company shall have upon such release have no further obligation in respect thereof.

                  (ii) Concurrent with the execution and delivery of this Agreement, the Company has amended its Articles of Association in the form attached as Exhibit G (the "Restated Articles"). In accordance with the Restated Articles and the terms of the 2003 Employee Share Option Schedule, (a) the Company shall, and the Sellers shall cause the Company to, within 5 business days of public announcement of the execution and delivery of this Agreement, give notice to all holders of Options (other than Converting Optionholders) of the proposed transaction and of the acceleration of exercise of such Options on a conditional basis, (b) the Company shall, and the Sellers shall cause the Company to, offer to pay to each holder of Options, in consideration of the consensual cancellation thereof, an amount equal to (a) the aggregate value of the cash and Buyer Common Equity (determined in accordance with Section 3.1) delivered at Closing in respect of each Non-Voting Ordinary Share held by a Selling Shareholder times (b) the number of Non-Voting Ordinary Shares subject to such Option, and (c) the Company and one or more Selling Shareholders shall, pursuant to Article 14.2 of the Restated Articles, cause a Come Along Notice to be delivered to any holder of Options who has failed to execute a cancellation agreement in accordance with the preceding clause (b) and has exercised such Options on or prior to the Closing Date, and the Company shall, and each Seller shall cause the Company to, take all such action as is necessary to effect the transfer of Shares pursuant to such Come Along Notice (including all action necessary in the event that the relevant Optionholder makes default in transferring such shares in accordance with such Come Along Notice).

                  (iii) Buyer shall, on or prior to the Closing Date, enter into written employment agreements (or amendments in respect of the same) with each Converting Optionholder which shall include covenants

                  (a) to the effect that, if performance targets identical to those set forth in Section 3.7(ii)(b) are met, then the Buyer shall grant to such Converting Optionholder, if still employed by Buyer or any of its Subsidiaries, a number of shares of Buyer Common Equity with a value (determined in accordance with Section 3.1) equal to the result obtained by multiplying (a) $1,000,000 times (b) 34.58% times (c) a fraction, the numerator of which is the aggregate number of Non-Voting Ordinary Shares currently subject to such Converting Optionholder's Options and the denominator of which is the aggregate number of Non-Voting Ordinary Shares subject to all Converting Optionholders' Options (collectively, the "Additional Options"); and

                  (b) to the effect that, if performance targets identical to those set forth in Section 3.7(ii)(a) are met, then the Buyer shall pay to such Converting Optionholder, if still employed by Buyer or any of its Subsidiaries, a bonus equal to the result obtained by multiplying (a) $1,000,000 times (b) 34.58% times (c) a fraction, the numerator of which is the aggregate number of Non-Voting Ordinary Shares currently subject to such Converting Optionholder's

Options and the denominator of which is the aggregate number of Non-Voting Ordinary Shares subject to all Converting Optionholders' Options (collectively, the "Bonus Amounts").

The Converting Optionholder shall, in such agreements, make all covenants and give all acknowledgements, representations and waivers as are required of Beaumont by this Agreement in respect of his Additional Common Equity Consideration and Additional Cash Consideration. For the avoidance of doubt, nothing in this Section 7.1(n)(iii) shall constitute consideration under this Agreement in respect of any Option held by any Converting Optionholder.

                  (iv) Any and all costs and expenses of the Company (whether before or after Closing) in connection with its performance of the covenants in this Section 7.1(n) (including all payments to option, warrant or rights holders and related taxes and contributions) shall be included in the Company Transaction Expenses.

                  (o) Liabilities of the Company. At the Closing, the only Liabilities of the Company and the Company Subs shall be trade payables of an amount and type consistent with the Ordinary Course of the Company's and the Company Subs' business and the Company's and the Company Subs' past practice (and other than amounts, if any, owed under the Protek Bridge Agreement and the NatWest facility which shall be the subject of the purchase price reductions in
Section 3).

                  (p) Termination of Employees. Prior to the Closing, the Sellers shall cause the Company and the Company Subs to terminate the employment of those individuals or entities, or categories thereof, identified on Schedule 7.1(p). The Sellers shall pay for, reimburse, indemnify and hold the Company, the Company Subs and Buyer harmless from any severance, holiday, sick or vacation payment, penalties and any other cost or expense arising out of or related to such termination.

                  (q) Buyer Stockholders Agreement. Each Seller that is to receive the Common Equity Consideration and/or Additional Common Equity Consideration acknowledges and agrees that it/he/she will execute and deliver Buyer Stockholders Agreement at Closing and remain bound by such agreement. Each Seller that is to be granted Roll-Over Options and/or Additional Options acknowledges and agrees that, as a condition of the exercise thereof, he or she will be required to execute and deliver a joinder to the Buyer Stockholders Agreement and remain bound by such agreement.

                  (r) Seller Voting Agreements and Consents. Each Seller hereby agrees and consents as follows:

                  (i) Such Seller shall vote all Shares held beneficially or of record by such Seller in favor of any proposal placed before the shareholders of the Company and required or advisable in order to effect the transactions contemplated by this Agreement in accordance with the terms and conditions hereof, and shall vote all such Shares against any proposal to approve or effect any alternate transaction, including (1) the sale, transfer or other disposition of all or substantially all the assets of the Company, (2) the sale of 50% or more of the outstanding shares of capital stock of the Company, (3) the issuance of shares of capital stock of the Company representing on a pro forma basis 50% or more of the outstanding shares of capital stock of the

Company, (4) a merger, consolidation or other business combination with respect to the Company, or (5) any other comparable transaction or series of transactions effecting a change of control of the Company or its business;

                  (ii) Such Seller hereby irrevocably consents in writing, effective immediately prior to and contingent sole upon Closing, to the termination of the shareholder agreement by and among the Sellers dated March 26, 2004;

                  (iii) Such Seller hereby irrevocably consents in writing, effective immediately prior to and contingent solely upon Closing, to the waiver of any and all provisions of the Articles of Association of the Company that might otherwise become effective upon any of execution, delivery or consummation of this Agreement or the Protek Bridge Agreement, or that might prevent or otherwise hinder the performance and consummation of this Agreement in accordance with its terms. Without limiting the generality of the foregoing consent and waiver, such Seller hereby:

                           (1) Waives all application to the Protek Bridge Agreement, including the optionally convertible debt and warrants issued thereunder, of Article 9 of the Articles of Association of the Company;

                           (2) Insofar as such Seller holds Preference Shares, waives (contingent solely upon receipt at Closing of the consideration described in Section 3.2 of this Agreement) all application to this Agreement and the transactions contemplated hereby of the mandatory redemption described in Article 6 of the Articles of Association of the Company;

                           (3) Subject to deposit of the Purchase Price into either the escrow account or the account of Company counsel, as described in Section 3 of this Agreement, waives the application of
         Article 7 of the Articles of Association of the Company to the deliveries to be made at Closing and upon payment of the Earn Out;

                           (4) Insofar as such Seller holds Ordinary Shares, consents to the transfer of the Shares as contemplated by this Agreement for purposes of Sections 12.6 and 13.1 of the Articles of Association of the Company; and

                           (5) Acknowledges and agrees that the Sellers' entry into this Agreement constitutes full satisfaction and performance of the obligations set forth in Article 14 of the Articles of Association of the Company in respect of the proposed transfer of the Shares.

                  (iii) Such Seller hereby agrees to cause the Company to perform all its obligations under this Agreement and the Protek Bridge Agreement, and agrees not to enter into any Contract that prevents, hinders or otherwise restricts (or could so prevent, hinder or restrict) the performance by the Company or any Seller of their respective agreements and obligations hereunder.

                  (iv) Such Seller agrees to enter into such voting agreements and execute such other proxies, consents and other instruments as Buyer may request in order to ensure Buyer's full exercise of all rights and attributes of its ownership of the Shares at and after Closing, including the right to vote such Shares pending the registration of the transfer of the Shares from the Sellers to the Buyer.

                  (s) Protek Network Management Limited. The Sellers and the Company shall deliver all notices and take all steps necessary to enforce their right to cause the name of Protek Network Management Limited to be changed as contemplated by the agreement dated 26 March 2003 between Protek Network Management Limited, Leading Technology Limited and Upperdrama Limited (now renamed as Protek Telecommunications Solutions Limited) for the sale and purchase of all of the issued shares of Protek Telsoft AS, Protek Middle East, Protek Network Management (UK) Limited, Protek France EURL and some of the business assets of Leading Technology Limited and Protek Network Management Limited (including, without limitation, Clause 5.3 thereof).

                  (t) Assignment of Inventions. For purposes of this Section 7.1(t), the following terms shall have these meanings:

                           "Affiliation" means an employment, consulting, director, officer or other relationship with the Company or any Company Sub whereby Seller provides services, advice or other assistance to the Company or any Company Sub, whether or not Seller receives compensation from the Company or any Company Sub. Each Seller acknowledges that he or she presently has an Affiliation as of the date hereof.

                           "Developments" means all discoveries, inventions, designs, improvements, enhancements, ideas, concepts, techniques, know-how, software, documentation or other works of authorship, whether or not copyrightable or patentable.

                           "Intellectual Property Rights" means all intellectual property rights, including patents, copyrights, trademarks, applications, service marks, trade names, applications for any of the foregoing, firmware, trade secrets, mask works, industrial design rights, rights of priority, know how, concepts, processes, design flows, methodologies, and any and all other legal rights protecting proprietary intangible property.

                  Each Seller irrevocably assigns to the Company, or to any party designated by the Company, such Seller's entire right, title and interest in all Developments that have been or are made, conceived, or developed by such Seller, in whole or in part, alone or jointly with others, within the scope of his or her Affiliation with the Company. Such assignment will include, without limitation, all Intellectual Property Rights in such Developments. Such Seller will promptly disclose, in writing, to the Company and, during the term of this Agreement and subsequent to Closing, Buyer all Developments that may be copyrightable or patentable and will assist the Company, or its designee, in every way to perfect and protect the Company's Intellectual Property Rights in the Developments, including without limitation, (i) executing any and all documents, patent applications and assignments to the Company or the Company's designee, (ii) making and keeping proper records, and (iii) giving evidence and testimony.

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

                  (u) Certain Contract Matters. The Company will use all commercially reasonable efforts (but, in respect of the Contracts set forth in clause 1 of Schedule 7.1(u), its best efforts), and the Sellers will cause the Company, to procure (i) that on or prior to Closing the contracts set out in
Schedule 7.1(u) (including all rights of the Protek party associated therewith as from the date of such contracts but excluding for the avoidance of doubt all obligations thereunder due for performance prior to the date of this agreement) are novated from such Protek party to PNM(UK)L or (ii) that on or prior to Closing the counterparty to such contracts delivers to PNM(UK)L a written acknowledgement that PNM(UK)L was and was intended to be the Protek party to such contracts as from the date of such contracts.

                  (v) Warburg and Imbalzano Agreements. The Company and each Seller hereby acknowledge that Buyer would not have entered into this Agreement, nor incurred the costs and expenses associated with the negotiation and documentation thereof, other than in connection with the acquisition of all outstanding equity interests of the Company. The Company therefore shall, and the Sellers shall cause the Company to, use its best efforts to cause the transactions contemplated by the Side Purchase Agreements to be consummated simultaneous with the Closing, and to prevent the effecting by any Warburg Entity or Imbalzano of any action inconsistent with the respective terms thereof.

                  (w) Certain Intellectual Property Rights. The Sellers and the Company shall cause the Company and the Company Subs to enter into all such assignments and other agreements as shall be necessary or otherwise reasonably requested by Buyer in order to ensure the proper assignment and transfer of all intellectual property rights (including, without limitation, the Business IPR as such term is defined in the sale and purchase agreement dated March 26, 2003 in respect of the management buyout of the Company's business (the "MBO Agreement")) that were to be transferred to the Company or any Company Sub as contemplated by the MBO Agreement and the other agreements referenced therein.

                  (x) Certain Tax Matters. Without the prior written consent of Buyer, neither the Company nor any Company Sub shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement with any taxing authority, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any Company Sub for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any Sub existing on the Closing Date.

                  7.2. Post-Closing Covenants and Agreements. Buyer, the Sellers and the Company covenant and agree from and after the Closing Date to perform or take the following actions:

                  (a) Non-Interference. The Sellers and their respective Affiliates and Associates shall not, for a period of three years following the date of this Agreement, directly or indirectly, (i) hire or engage in any form of business with any employee of the Company and/or any of the Company Subs or (ii) solicit, divert or take away, or attempt to solicit, divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, trading partners, customers or accounts or suppliers, of the Company and/or any of the Company Subs that were contacted, solicited or served by the Company or any of the Company Subs while any Seller was employed or retained by, or affiliated with, the Company or any Company Sub.

                  (b) Non-Compete. The Sellers and their respective Affiliates and Associates shall not, for a period of three years following the date of this Agreement, directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or retained by, render services to, provide financing or advice to, or otherwise be connected in any manner with any Restricted Business. Prior to Closing, the Company shall cause the employees described on Schedule 7.2(b) to enter into agreements in respect of non-competition, non-solicitation, non-disclosure and assignment of inventions in form and substance satisfactory to Buyer.

                  (c) Confidentiality. (i) The Company and the Sellers, including their Affiliates and Associates, acknowledge that all information concerning the Company's and any Company Sub's business, financial condition, operations, strategies and prospects, including, but not limited to, customer lists, strategies and techniques, trade secrets, Intangible Property, plans, sales, marketing and expansion strategies, products, services, development, technology and processes and all related technical information, procurement and sales activities and procedures, promotion and pricing techniques and credit and financial data relating to the Company and the Company Subs are valuable, special and unique assets of the Company and the Company Subs (collectively, the "Confidential Information"); provided, however, that Confidential Information shall not include any information that (x) is or shall become generally known to the public (other than as a result of a breach of this Agreement); (y) shall become available to a disclosing party from an unaffiliated third party, provided that such party shall not be under any obligation of confidentiality to another party (including any Affiliate) to this Agreement and shall have a legal right to transmit such information; or (z) is required by law or court order to be disclosed; provided, that the disclosing party use its best efforts to limit the disclosure required by legal or judicial process, and shall notify Buyer of same so as to permit the other party to attempt, by appropriate legal means, to limit such disclosure.

                  (ii) Buyer agrees that neither Buyer nor any of its Affiliates shall (until the Closing) disclose any Confidential Information to any Person or make use of or exploit any Confidential Information for its own purposes or for the benefit of any Person other than to its accountants, attorneys or other representatives to the extent reasonably necessary to its monitoring of the Company's and the Company Subs' businesses, to document and consummate the transactions contemplated by this Agreement, and to make preparations for the post-Closing conduct of the businesses of the Company and the Company Subs; provided, that Buyer shall notify such accountants, attorneys or other representatives of Buyer's obligations under the terms of this Section 7.2(c)(ii) and Buyer shall use its best efforts to cause such accountants, attorneys or other representatives to comply with the provisions of this Section 7.2(c)(ii). If this Agreement is terminated pursuant to Section 12, Buyer shall return all Confidential Information and all copies thereof to the Company, destroy any extracts or notes derived therefrom, and shall not make use of any Confidential Information for its own purposes or for the benefit of any Person, except that Buyer may retain copies of the Confidential Information in connection with any claim that shall have arisen or may reasonably be expected to arise out of this Agreement or the transactions contemplated hereby.

                  (iii) The Sellers acknowledge and agree that all Confidential Information is the exclusive Property of the Company and the Company Subs. The Sellers shall not disclose, directly or indirectly, Confidential Information to any Person or make use of or exploit for its/his own purposes or the benefit of any other Person any Confidential Information.

                  (d) Non-Solicitation. The Sellers, including their Affiliates and Associates, shall not for a period of three (3) years after the date of this Agreement, directly or indirectly, hire or recruit any employee of the Company and/or solicit or induce, or attempt to solicit or induce, any employee of the Company and/or any of the Company Subs (or any of their Affiliates) to terminate his/her employment with, or otherwise cease his/her relationship with the Company (or any of its Affiliates).

                  (e) Equitable Relief. Each of Buyer, the Company and the Sellers acknowledge that any breach by Buyer, the Company or any Seller of any provision of Sections 7.2(a), (b), (c) or (d) would cause irreparable injury and could not be remedied solely by monetary damages. In the event of a breach or threatened breach of any of such provisions, any non-breaching party shall be entitled to equitable relief, including injunctive relief and specific performance, without proof of actual damages. Such relief shall be in addition to any other remedies available at law or in equity.

                  (f) Payment of Taxes. The following provisions shall govern the allocation of responsibility as between Buyer and the Sellers for certain tax matters following the Closing Date:

                  (i) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns on or before the due date for the Company and the Company Subs for all Tax periods ending on or prior to the Closing Date which are to be filed after the Closing Date. The Sellers shall be jointly and severally liable to reimburse Buyer for Taxes of the Company and the Company Subs with respect to such periods within fifteen (15) days after payment by Buyer, the Company or any of the Company Subs of such Taxes to the extent such Taxes are not reflected in the reserve for Tax liability reflected on the Interim Balance Sheet.

                  (ii) Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company or any of the Company Subs for tax periods that begin before the Closing Date and end after the Closing Date. The Sellers shall be jointly and severally liable to pay Buyer within fifteen
(15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for tax liability reflected on the Interim Balance Sheet and were not incurred in the Ordinary Course subsequent thereto. For purposes of this Section 7.2(e), in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and
(y) in the case of any Tax based upon or related to income or receipts(or any reliefs or, in the case of VAT, to the extent it relates to a supply made on or before the Closing Date), be deemed equal to the amount which would be payable or reliable if the relevant taxable period ended on the Closing Date.

                  (iii) Buyer shall provide a copy of each Tax Return described in Section 7.2(f)(i) and 7.2(f)(ii) hereof to Sellers' Rep for his review and comment not later than twenty (20) days prior to the deadline for filing each such Tax Return, and shall make such changes as are reasonably requested by Sellers' Rep; provided, that Sellers' Rep provides such comments to Buyer at least ten (10) days prior to the deadline for filing the relevant Tax Return. Any dispute as to the reasonableness of changes requested by Sellers' Rep shall be submitted to a tax expert mutually agreed upon by the Buyer and Sellers' Rep (the "Tax Dispute Expert"), and any determination of the Tax Dispute Expert shall be final and binding upon the parties hereto. The fees and expenses of the Tax Dispute Expert shall be borne by the Buyer and Sellers in inverse proportion as the may prevail on matters resolved by the Tax Dispute Expert, which proportionate allocations shall be determined by the Tax Dispute Expert at the time the determination is rendered on the merits of the matter submitted. If the Tax Dispute Expert does not resolve any differences between the Buyer and Sellers with respect to any Tax Return at least five (5) days prior to the due date therefore, such Tax Return shall be filed as prepared by the Buyer and subsequently amended (if necessary) to reflect the Tax Dispute Expert's resolution.

                  (iv) Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Buyer and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person, as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (v) Buyer shall give prompt written notice to the Sellers Rep of all audits, examinations or proceedings (individually, a "Tax Contest") with respect to the Company and any of the Company Subs that are related to the liability for any Taxes for which the Sellers could be required to indemnify Buyer pursuant to this Agreement. The Sellers Rep shall (at Sellers' cost and expense) be entitled to control and conduct only those aspects of a Tax Contest that involve Taxes for matters for which they are required to indemnify Buyer; provided, prior to assuming such control that the Sellers shall give written acknowledgment to Buyer of their obligation to indemnify Buyer for the total amount of such Taxes and any Loses relating thereto;provided, however, that Buyer may elect to participate in such Tax Contest controlled by Sellers at Buyer's own expense.

                    With respect to a Tax Contest (or portion thereof) which the Sellers Rep is entitled to control, the Sellers shall have the right (but only to the extent such right does not materially impair Buyer's rights with respect to aspects of any Tax Contest (or portion thereof) which Buyer is entitled to control and /or does not have a reasonable likelihood of causing Buyer additional tax liability) to determine (w) the forum, administrative or judicial, in which to contest any proposed adjustment, (x) the attorney and/or accountant to represent the Company or any of the Company Subs in the Tax Contest, (y) whether or not to appeal any decision of any administrative or judicial body, and (z) whether to settle any such Tax Contest. Buyer shall deliver to the Sellers Rep any power of attorney required to allow the Sellers and their counsel to represent the Company or any of the Company Subs in connection with the Tax Contest and shall use reasonable efforts to provide the Sellers Rep with such assistance as may be reasonably requested by the Company in connection with the Tax Contest. The Sellers shall be jointly and severally liable to reimburse Buyer for all reasonable out-of-pocket expenses incurred in providing such assistance. The Sellers Rep shall conduct such Tax Contest that it controls pursuant to this Section 7.2(f)(v) in a reasonable manner with respect to any Liabilities for Taxes for which Buyer may be liable. The Sellers Rep shall have the right to compromise or settle any Tax Contest (or portion thereof) that it has the authority to control pursuant to this Section 7.2(f)(v) subject to Buyer's consent, which consent shall not be unreasonably withheld. If the Sellers' Rep fails within a reasonable amount of time after notice is given by Buyer pursuant to this Section 7.2(f)(v) to defend any Tax Contest, Buyer may (but shall not be required to) defend such Tax Contest and settle such Tax Contest in its sole discretion and Sellers shall be bound by the results obtained by Buyer in connection therewith.

                  (g) Insurance Matters. The Sellers agree that with respect to any insurance policy which covers the Company or any of the Company Subs or any of its assets and operations which is an occurrence-based policy, they shall cooperate with Buyer in its making and prosecuting any claim(s) which may be made by Buyer in respect of such policies to the extent that the accident, event or occurrence that results in an insurable loss of Buyer occurred prior to the Closing Date. The Sellers further acknowledge and agree that any recovery under such policies shall be the exclusive Property of Buyer.

                  (h) Certain Covenants as to the Conduct of the Protek Business After Closing. During the period beginning on the Closing Date and ending June 30, 2005 (the "Earn Out Period"), Buyer shall make available to the Sellers' Rep quarterly reports on the revenues of Buyer and its subsidiaries (including Protek and the Company Subs), presented in reasonable detail by each Existing Company Territory. Mr. Beaumont and Mr. Watterson are hereby appointed by each Designated Seller as their designated representatives (the "Earn Out Representatives") to consult with the Board of Directors of Buyer with respect to Buyer's business plan in the Existing Company Territories. Except as set forth in Schedule 7.2(h), as of the date of this Agreement and in reliance on the representations and warranties in this Agreement and Buyer's due diligence, Buyer has no current intent to conduct the sales and operations of Buyer and its subsidiaries (including Protek and the Company Subs) in any Existing Company Territory other than in a manner consistent with the past practices of Protek in such Existing Company Territories. Buyer shall provide reasonable prior written notice to the Earn Out Representatives of any material changes in the business practices or plans of Buyer that are reasonably likely to result in a change to such conduct in an Existing Company Territory during the Earn Out Period. The Earn Out Representatives (without limitation of any rights, voting or otherwise, an Earn Out Representative may have as a Director of Buyer, if he holds such post) shall be entitled to reasonable prior written notice of, and to participate as a non-voting observer in, any meeting of the Board of Directors of Buyer at which such changes in the business practices or plans of Buyer are to be discussed. During the Earn Out Period, Buyer shall not change the fiscal year end of the Company and the Company Subs, other than to change the fiscal year end of the Company and the Company Subs to conform to the December 31 year end of the fiscal year of Buyer and Daleen. Buyer shall not, and shall not permit any of its subsidiaries to, enter into or consummate any agreement for the disposition of all or substantially all of its business in an Existing Company Territory unless either
(a) it has obtained the written assumption by the acquiror of a proportionate share of the Earn Out obligations of Buyer under Section 3.7 and Buyer's covenants in this Section 7.2(h), in form and substance consistent with this Agreement, or (b) Buyer treats the respective target for such Existing Company Territory as having been satisfied for purposes of Section 3.7.

                  8. CONDITIONS PRECEDENT TO THE OBLIGATION OF THE BUYER TO
CLOSE.

                  The obligation of Buyer to complete the Closing is subject to the fulfillment on or prior to the Closing Date of all of the following conditions, any one or more of which (other than the first sentence of Section
8.4 and Section 8.6) may be waived by Buyer in writing:

                  8.1. Agreements and Conditions. On or before the Closing Date, the Company and the Sellers shall have complied with and duly performed in all material respects all covenants, agreements and conditions on their parts to be complied with and performed by such date pursuant to this Agreement.

                  8.2. Representations and Warranties. The representations and warranties of the Company and the Sellers contained in this Agreement, or otherwise made in connection with the transactions contemplated hereby, shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties have been made on and as of the Closing Date.

                  8.3. [Reserved].

                  8.4. No Legal Proceedings. No court or governmental action or proceeding shall have been instituted or threatened to restrain, materially delay or prohibit the transactions contemplated hereby. Additionally, on the Closing Date there shall be no court or governmental action or proceeding pending or threatened against or affecting the Company or any of the Company Subs which involves a demand for any judgment or recovery, whether or not covered by insurance, and which may result in a Company Material Adverse Effect.

                  8.5. Officer's Certificate. Buyer shall have received a certificate dated the Closing Date and executed by the President (or equivalent principal executive officer) and Secretary (or equivalent officer) of each of the Company and the Company Subs that the conditions expressed in Sections 8.1,
8.2 and 8.4 have been fulfilled. The receipt of such certificate and the consummation of the Closing shall not constitute a waiver by Buyer of any of the representations and warranties of the Company or the Sellers contained in
Section 4 and Section 5. Upon the delivery of such certificate, the representations and warranties contained in

Section 4 and Section 5 shall be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

                  8.6. Consents. Buyer, the Company, the Company Subs and the Sellers shall have obtained all governmental and regulatory approvals and Consents necessary to effectuate this Agreement and to consummate the transactions contemplated hereby and, to the extent that the Company, the Sellers and the Company Subs are required to obtain such approvals and Consents, such parties shall have delivered copies thereof to Buyer.

                  8.7. MBO IPR. Buyer shall have received copies of the agreements and instruments that are the subject of the covenants in Section 7.1(w), in form and substance reasonably satisfactory to Buyer and duly executed and delivered by each party thereto.

                  8.8. Secretary's Certificate. Buyer shall have received a certificate dated the Closing Date and executed by the Secretary of the Company setting forth a copy of the resolutions adopted by the Board of Directors of the Company authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  8.9. Shares. Buyer shall have received the originally issued stock certificate(s) representing all of the Shares, duly endorsed in blank or with duly executed stock powers attached (or indemnities for lost certificates in the form of Exhibit E), and payment of any applicable transfer or stamp tax in proper form for transfer, free and clear of all Liens.

                  8.10. Resignations. Buyer shall have received, effective as of the Closing Date, written resignations of the directors and officers of the Company and the Company Subs required to resign pursuant to Section 7.1(f). All authorizations with respect to the Company's bank or other accounts and any powers of attorney granted by the Company or any Company Sub, as required to be set forth on Schedule 4.28, shall have been terminated, and Buyer shall have received satisfactory evidence of such terminations.

                  8.11. Material Adverse Effect. Since February 29, 2004, there shall not have occurred, and no event or circumstance shall have occurred or exist that is reasonably likely to have, a Company Material Adverse Effect.

                  8.12. Minute Books and Stock Records; Certified Documents. The Company, each of the Company Subs and the Sellers shall have delivered to Buyer
(i) true and complete copies of the minute books, stock records, stock ledger and corporate seal of the Company and of each of the Company Subs, together with all other returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies or equivalent Governmental Authority by such entity, (ii) a copy of the articles of incorporation or organization of each of the Company and of each of the Company Subs, as certified by the appropriate government agency in the jurisdiction of incorporation or formation of such entity (insofar as such jurisdictions provide such certificates or comparable instruments), (iii) Good Standing certificates or certified extracts from the commercial register, or other local law equivalents of the same, if any, in each case dated within five (5) business days of the Closing Date, evidencing the Good Standing of each of the Company and of each of the Company Subs

(and their respective branches) certified by the appropriate government agency in the jurisdiction of incorporation or formation and each foreign jurisdiction in which it conducts business, and (iv) a copy of the bylaws, operating agreement or similar documents of each of the Company and of each of the Company Subs (and their respective branches) certified by the Company's and the Company Subs' corporate secretary or other duly authorized director or officer as being true, correct and complete.

                  8.13. French Subsidiary. The Sellers and the Company shall cause the shares of Protek France EURL to be fully paid prior to the Closing Date.

                  8.14. Approval of Lender(s). Buyer shall have received all approvals and funding under financing facilities or arrangements maintained or to be entered into by Buyer and its Affiliates, necessary in order to effectuate this Agreement and to consummate the transactions contemplated hereby.

                  8.15. Consummation of the Quadrangle Investment. Buyer, Quadrangle the other parties thereto shall have consummated the transactions contemplated by the Investment Agreement.

                  8.16 Termination of Options and Certain Plans. No options, warrants or other rights to purchase equity in the Company (pursuant to any and all option plans, bonus plans, management plans or incentive plans) shall be outstanding. Buyer shall have received evidence reasonably satisfactory to it of the termination, cancellation or exercise of such options, warrants and rights in accordance with Section 7.2(n).

                  8.17 Buyer Stockholders Agreement. Such Sellers as are to receive Common Equity Consideration or may receive Additional Common Equity Consideration shall have entered into Buyer Stockholders Agreement.

                  8.18 Escrow Agreement. The Sellers shall have entered into the Escrow Agreement, substantially in the form of Exhibit B.

                  8.19 Company Transaction Expenses. The Company shall have delivered to Buyer payoff and release letters, in form and substance reasonably satisfactory to Buyer, from such anticipated payees of Company Transaction Expenses as Buyer may reasonably request, identifying the amounts of unpaid Company Transaction Expenses to such payee accrued or accruable for all periods prior to and including the Closing Date.

                  8.20 Other Customary Closing Deliveries. The Company and the Sellers shall have delivered to Buyer such other certificates of incumbency, certified minutes and resolutions, certificates of tax identification numbers and status, and other closing instruments and documents as are customary in transactions of this type.

                  9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND
                     SELLERS TO CLOSE.

                  The obligations of the Company and the Sellers to complete the Closing are subject to the fulfillment on or prior to the Closing Date of all of the following conditions, any one or more of which (other than Section 9.3) may be waived by the Company in writing:

                  9.1. Agreements and Conditions. On or before the Closing Date, Buyer shall have complied with and duly performed in all material respects all covenants, agreements and conditions on its part to be complied with and performed by such date pursuant to this Agreement.

                  9.2. Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties have been made on and as of the Closing Date.

                  9.3. No Legal Proceedings. No court or governmental action or proceeding shall have been instituted or threatened to restrain, materially delay or prohibit the transactions contemplated hereby.

                  9.4. Officer's Certificate. The Company shall have received a certificate dated the Closing Date and executed by a duly authorized executive officer of Buyer that the conditions expressed in Sections 9.1, 9.2 and 9.3 have been fulfilled.

                  9.5. Payment of Total Cash Purchase Price. Buyer shall have delivered the Total Cash Purchase Price and Common Equity Consideration in accordance with Section 3.

                  9.7 Escrow Agreement. Buyer shall have entered into the Escrow Agreement, substantially in the form of the Exhibit B.

                  9.8 Buyer Stockholders Agreement. Buyer shall have entered into Buyer Stockholders Agreement.

                  9.9. Consummation of Related Transactions. Buyer, Quadrangle and the other parties thereto shall be prepared to concurrently consummate the transactions contemplated by the Investment Agreement and the Protek Agreement, and no party thereto shall be in breach of the Transaction Support Agreement of even date herewith among certain of the parties to this Agreement, the Investment Agreement and the Protek Agreement.

                  9.10. Secretary's Certificate. Buyer shall have delivered to the Company a certificate dated the Closing Date and executed by the Secretary of Buyer setting forth a copy of the resolutions adopted by the Board of Directors of Buyer authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  9.11 Other Customary Closing Deliveries. Buyer shall have delivered to the Company and the Sellers' Rep such other certificates of incumbency, certified minutes and

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

resolutions, certificates of tax identification numbers and status, and other closing instruments and documents as are customary in transactions of this type.

                  10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                  Notwithstanding any right of Buyer fully to investigate the affairs of the Company and the Company Subs, Buyer has the right to rely upon the representations, warranties, covenants and agreements of the Company and the Sellers contained in this Agreement. All representations and warranties contained in this Agreement (including the Schedules hereto) and in any certificate required hereby to be delivered with respect hereto will be deemed to be representations and warranties hereunder. All representations and warranties hereunder shall respectively survive for the following periods:

                  (i) the representations and warranties contained in Sections 4.1, 4.4, 4.8, 5.1 and 5.2 shall survive the Closing Date indefinitely;

                  (ii) the representations in Sections 4.9 and 4.22 shall survive for ninety (90) calendar days after the expiration of any applicable statute of limitations with respect to such representation or warranty; and

                  (iii) all other representations and warranties shall survive until thirty (30) calendar days after receipt by Buyer of its audited financial statements for the fiscal year ended December 31, 2005.

No claim or cause of action resulting from a breach of any representation or warranty hereunder may be asserted unless asserted in writing to the party as to which or whom there is alleged a breach of representation or warranty prior to the expiration of the applicable survival period; provided, however, that all such representations and warranties shall survive after the applicable survival period with respect to any claim so made in writing by a party hereto prior to the expiration thereof until, and shall expire when, such claim is finally resolved.

                  11.      INDEMNIFICATION.

                  11.1 Obligation of the Company and the Sellers to Indemnify.

                  (i) Subject to the limitations and expiration dates contained in Section 10 and this Section 11, the Sellers (and if the Closing shall not have occurred, the Company) shall, jointly and severally, indemnify, defend and hold harmless Buyer and Daleen and their respective directors, officers, managers, employees, equity holders, agents, Affiliates (including upon Closing the Company and the Company Subs), successors and permitted assigns (collectively, the "Buyer Indemnitees") and each of them from and against, and shall pay and/or reimburse the foregoing Persons for, any and all losses, Liabilities, claims, obligations, damages and costs and expenses (including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same, or in asserting, preserving or enforcing any of their respective rights hereunder (provided that such fees and expenses incurred in connection with a purported assertion of rights hereunder shall not be included if and solely to the extent that it is finally determined by a court with jurisdiction that such Buyer Indemnitee did not have a right to

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

indemnification hereunder in respect of the underlying claim (in the case of a claim for indemnification arising out of a third party claim, assuming for such purposes that the third party claim giving rise to such indemnification action were to have been determined adversely to the Indemnified Party)), whether or not involving a third-party claim (collectively, "Losses"), (a) relating to or arising out of the breach of any representation, warranty, covenant or agreement of the Company, the Company Subs or any of the Sellers contained in this Agreement or (b) consisting of, relating to or arising out of any Company Transaction Expense to the extent such Company Transaction Expense would have been required by Section 3.5(iv) to be reflected or accrued for upon the Closing Balance Sheet.

                  (ii) Except as set forth in the second sentence of this paragraph, the Sellers (and, if closing shall not have occurred, the Company) shall not be required to indemnify the Buyer Indemnitees with respect to any claim for indemnification pursuant to clause (i)(a) of Section 11.1 unless and until the aggregate amount of all claims against Sellers (and, if applicable, the Company) under such Section 11(i)(a) exceeds $250,000 (the "Threshold") (taking into account clause (c) following), at which point the Sellers shall be liable for the full amount of all such Losses, provided, however, that (a) the aggregate liability of Sellers (and, if applicable, the Company) to the Buyer Indemnitees under this Section 11 shall not exceed $6,000,000 (the "Cap"), (b) the aggregate liability of any given Seller for indemnification (other than indemnification paid from the Indemnity Escrow Amount or by offset as permitted by this Agreement) shall not exceed the percentage of the Cap set forth next to such Seller's name on Schedule 11.1(ii), and (c) the Buyer Indemnitees shall not make any claim for indemnification in respect of a Loss unless the Loss claimed is at least $5000 (it being understood and agreed that Losses arising out of common or similar matters shall be treated as a single Loss for such purposes, and that all Losses excluded from indemnification by virtue of this per item limit shall, notwithstanding such exclusion, be included in any determination as to whether the Threshold has been exceeded). The limitations in the preceding sentence shall not limit in any way (a) the rights of the Buyer Indemnitees to indemnification in respect of any remedies in respect of any inaccuracies in the representations and warranties contained in Sections 4.1, 4.2, 4.4 and Section 5, nor (b) the remedies of the Buyer Indemnitees in respect of fraud or willful misrepresentation.

                  11.2. Indemnification of Sellers by Buyer.

                  (i) Subject to the limitations and expiration dates contained in Section 10 and this Section 11, Buyer shall indemnify, defend and hold harmless the Sellers and their directors, officers, managers, employees, equity holders, agents, Affiliates (excluding from the definition of "Affiliates" for this purpose any Subsidiary or equityholder of Buyer other than any Seller itself), successors and permitted assigns (collectively, "the Seller Indemnitees") and each of them from and against, and shall pay and/or reimburse the foregoing Persons for, any and all Losses relating to or arising out of (a) the breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or (b) any election made by Buyer with respect to the Company or any Company Sub pursuant to Section 338 of the U.S. Internal Revenue Code.

                  (ii) Except as set forth in the second sentence of this paragraph, Buyer shall not be required to indemnify the Seller Indemnitees with respect to any claim for indemnification pursuant to clause (i) of Section 11.2 unless and until the aggregate amount of all claims against Buyer under this
Section 11 exceeds the Threshold (taking into account clause (b) following), at

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

which point Buyer shall be liable for the full amount of all such Losses, provided, however, that (a) the aggregate liability of Buyer to the Seller Indemnitees under this Section 11 shall not exceed the aggregate value (valued as provided in Section 3.1) of the Common Equity Consideration and the Additional Common Equity Consideration delivered by Buyer, and (b) the Seller Indemnitees shall not make any claim for indemnification in respect of a Loss unless the Loss claimed is at least $5000 (it being understood and agreed that Losses arising out of common or similar matters shall be treated as a single Loss for such purposes, and that all Losses excluded from indemnification by virtue of this per item limit shall, notwithstanding such exclusion, be included in any determination as to whether the Threshold has been exceeded). The limitations in the preceding sentence shall not limit in any way the Seller Indemnitees' remedies in respect of fraud or willful misrepresentation.

                  11.3. Notice to Indemnifying Party. Except as provided in
Section 7.2(f)(v) with respect to Tax Contests, if any party (the "Indemnitee") receives notice of any claim or the commencement of any action or proceeding with respect to which the other party (or parties) is obligated to provide indemnification (the "Indemnifying Party") pursuant to Sections 11.1 or 11.2, the Indemnitee shall give the Indemnifying Party written notice thereof within a reasonable period of time following the Indemnitee's receipt of such notice. Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Losses that have been or may be sustained by the Indemnitee. The Indemnifying Party may, subject to the other provisions of this Section 11.3, compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any such matter involving the asserted Liabilities of the Indemnitee in respect of a third-party claim. If the Indemnifying Party elects to compromise or defend such asserted Liabilities, it shall within thirty (30) days (or sooner, if the nature of the asserted Liabilities so requires) notify the Indemnitee of its intent to do so, and the Indemnitee, shall reasonably cooperate, at the request and reasonable expense of the Indemnifying Party, in the compromise of, or defense against, such asserted Liabilities. The Indemnifying Party will not be released from any obligation to indemnify the Indemnitee hereunder with respect to a claim without the prior written consent of the Indemnitee, unless the Indemnifying Party delivers to the Indemnitee a duly executed agreement settling or compromising such claim with no monetary liability to or injunctive relief against the Indemnitee and a complete release of the Indemnitee with respect thereto. The Indemnifying Party shall have the right to conduct and control the defense of any third-party claim made for which it has been provided notice hereunder. All costs and fees incurred with respect to any such claim will be borne by the Indemnifying Party. The Indemnitee will have the right to participate, but not control, at its own expense, the defense or settlement of any such claim; provided, that if the Indemnitee and the Indemnifying Party shall have conflicting claims or defenses, the Indemnifying Party shall not have control of such conflicting claims or defenses and the Indemnitee shall be entitled to appoint a separate counsel for such claims and defenses at the cost and expense of the Indemnifying Party. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably required for such defense.

                  11.4. Relationship with Closing Adjustment. Notwithstanding any reduction of the Purchase Price pursuant to Section 3, but subject to the second sentence of Section 3.3, the indemnification provisions of this Section 11 shall remain in full force and effect as if such adjustment had never been made.

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                  11.5 Method of Indemnification. The Sellers hereby agree and acknowledge that if any of them are required to provide any indemnification payments pursuant to Section 11, any indemnifiable amounts shall be paid or reimbursed to Buyer (and its related Indemnitees) as follows (in each case subject to the limitations set forth in Section 11.1): (i) first, upon the final determination of the Closing Adjustment Amount pursuant to Section 3.6, from any amounts that would otherwise be payable to the Sellers upon such final determination but for claims of Buyer for such indemnifiable amounts as arise between the date of the Closing and the date of such final determination; (ii) second, from the Indemnity Escrow Amount to the extent that it shall be sufficient to cover fully such indemnifiable amounts (after taking into account
Section 3.6(iv)), (iii) third, to the extent that the Indemnity Escrow Amount is not sufficient to cover such indemnifiable amounts, Buyer (and its related Indemnitees) may, at its option, offset against the Cash Earn-Out that may be due to the Designated Sellers pursuant to Section 3.7 and/or seek cash payment from the Sellers, and then (iv) fourth, by payment of cash by the Indemnifying Party.

                  11.6. Certain Adjustments and Offsets to Indemnification.

                  (i) Any payment made to an Indemnitee hereunder shall be net of any insurance proceeds realized by and paid to such Indemnitee in respect of the respective claim (after giving effect to the present value of any costs, increased retentions, premium increases and similar present and future costs and expenses associated with the respective insurance claim). No Indemnitee shall be obligated to make any claim under an insurance policy if the Indemnitee, in its reasonable judgment, believes that the cost of pursuing such insurance claim, together with any corresponding increase in premiums or other costs or expenses, would exceed the value of the claim for which such Indemnitee is seeking indemnification. No Indemnitee shall have any obligation to bring litigation against an insurer or take other action in respect of any insurer's denial, whether in whole or in part, of a claim.

                  (ii) Any payment made to an Indemnitee hereunder shall be (a) reduced by an amount equal to the Tax benefits attributable to such claim and
(b) increased by an amount equal to any Taxes attributable to the receipt of such payment, but only to the extent that such Tax benefits are actually realized, or such Taxes are actually paid, as the case may be, by such Indemnitee or the consolidated, combined or unitary tax group of which it is part.

                  (iii) In the event of any claim for indemnification by a Buyer Indemnitee arising out of a breach or misrepresentation by the Company and Sellers in respect of Tax matters, if the amount of the Tax liability that is the grounds of such claim for Loss is offset by a credit or other Tax benefit that is available in the year of such Tax liability to offset a Tax liability of such type, then the amount of the Loss for which indemnification might otherwise be sought shall be reduced by the amount of such offsetting Tax benefit.

                  (iv) No Indemnitee shall be obligated to recover from or pursue payment from insurance policies, nor to seek or realize a Tax benefit recognizable in any current or future Tax period, prior to the Indemnifying Person being required to provide indemnification hereunder. The Indemnitee shall provide the Indemnifying Person with prompt written notice of any receipt of insurance proceeds or Tax benefit realized in respect of claims for which payment of indemnity has previously been made.

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                  12. TERMINATION

                  12.1     Termination.

                  This Agreement may be terminated and the transactions contemplated hereby may be abandoned only as follows:

                  (i) at any time by the mutual consent in writing of all the parties hereto;

                  (ii) by the Company or Buyer in writing if the Closing shall not have occurred on or before September 30, 2004, but only if the Closing shall not have occurred for a reason other than the breach by such terminating party of any of its representations, warranties, covenants or agreements contained herein;

                  (iii) at any time by Buyer in writing upon a material breach of any of the representations, warranties, covenants or agreements of the Company or any Seller contained in this Agreement; or

                  (iv) at any time by the Company in writing upon a material breach of any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement.

In the event of termination of this Agreement by a party as set forth above, this Agreement shall forthwith terminate and there shall be no liability on the part of the Company, any Sellers or Buyer, or any of their respective equity owners (including the Sellers), officers, directors, managers, Affiliates and employees; provided, that no party shall be relieved of any Losses occurring or sustained as a result of a termination following such party's material breach of any representation, warranty, covenant or agreement contained in this Agreement. Notwithstanding any termination of this Agreement, the provisions of Section 7.2(c), Section 11, this Section 12 and Section 13 shall survive. For the purpose of avoidance of doubt, it is acknowledged that, in the event of a termination of this Agreement founded upon the failure of a condition of Buyer to Closing arising out of a post-signing matter that is permitted to be and is expressly disclosed upon updated disclosure schedules pursuant to the second paragraph of Section 7.2(d), Buyer shall have no right to indemnification in respect of such matter nor to payment of the fee described in Section 12.2, but shall retain such rights in respect of breaches of representations and warranties as made as of the date hereof.

                  12.2     Termination Fees.

                  (i) If this Agreement is terminated pursuant to Section 12.1 and such termination arises out of a material breach of any of the representations, warranties, covenants or agreements of the Company or any Seller contained in this Agreement, the Sellers shall be jointly and severally obligated to

                           (a) pay to Daleen and Buyer their respective
Transaction Expenses; and

                           (b) if within ten months of the date of such
termination the Company and/or the Sellers consummate or enter into any agreement, understanding or arrangement with

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any Person or Persons relating to (1) the sale, transfer or other disposition of all or substantially all the assets of the Company, (2) the sale of 50% or more of the outstanding shares of capital stock of the Company, (3) the issuance of shares of capital stock of the Company representing on a pro forma basis 50% or more of the outstanding shares of capital stock of the Company, (4) a merger, consolidation or other business combination with respect to the Company, or (5) any other comparable transaction or series of transactions effecting a change of control of the Company or its business, then (x) the Company and the Sellers shall provide written notice of the entry into such agreement, arrangement or understanding not later than one business day thereafter, such notice to describe the transaction in reasonable detail, (y) the Company and the Sellers shall provide written notice of the consummation such transaction not later than the third business day preceding such consummation, and (z) on the date of the consummation of such transaction the Company and the Sellers shall pay to Buyer $200,000 by wire transfer of immediately available funds.

                  (ii) If this Agreement is terminated pursuant to Section 12.1 and such termination arises out of a material breach of a material breach of any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement, Buyer shall be obligated to pay to the Company and the Sellers their Transaction Expenses.

                  (iii) It is understood and agreed that the respective rights of the parties under this Section 12.2 are in addition to, and not in lieu of, any right or remedy (whether at law or in equity) that any party to this Agreement may have (whether under this Agreement or otherwise) in respect of any breach of any of the representations, warranties, covenants or agreements set forth in this Agreement.

                  (iv) Any payment of Transaction Expenses required by this
Section 12 shall be made within five (5) business days of receipt of invoices from the respective parties in respect thereof

                  (v) "Transaction Expenses" shall mean, in respect of any given party, that party's reasonable documented out-of-pocket fees, costs and expenses (including travel expenses and legal, accounting, financial advisor and other consultant fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the preparation, execution and delivery of this Agreement and such party's compliance with this Agreement, whether or not the transactions contemplated hereby shall be consummated. In respect of Buyer and Daleen, "Transaction Expenses" shall include any amounts paid by Buyer or Daleen respectively in reimbursement of fees, costs or expenses of the type described in the prior sentence incurred by Quadrangle.

                  13. MISCELLANEOUS.

                  13.1. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings unless the context otherwise clearly requires:

                  "Accountant Arbitrator" shall have the meaning set forth in
Section 3.6.

                  "Additional Common Equity Consideration" shall have the meaning set forth in Section 3.7.

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                  "Additional Options" shall have the meaning set forth in
Section 7.2(n)(i).

                  "Adjustment Amounts" shall have the meaning set forth in
Section 3.5.

                  "Affiliate", with respect to any Person, means and includes any other Person controlling, controlled by or under common control with such Person.

                  "ASA Region" means Africa, Southern and South East Asia, additionally Econet New Zealand and MTN Australia.

                  "Associate" shall have the meaning ascribed thereto in Rule 405 of the Securities Act.

                  "Buyer" shall have the meaning set forth in the first introductory paragraph to this Agreement.

                  "Buyer Certificate" shall mean the Certificate of Incorporation of Buyer and Certificate of Designations in respect of the Series A Senior Redeemable Convertible PIK Preferred Stock of Buyer, each in the forms attached to or contemplated by the Investment Agreement.

                  "Buyer Stockholders Agreement" shall mean an agreement by and among Buyer and certain of its stockholders in the form attached as Exhibit C.

                  "Buyer's Related Indemnitees" shall have the meaning set forth in Section 11.1.

                  "Cap" shall have the meaning set forth in Section 11.1(ii).

                  "Cash Earn-Out" shall have the meaning set forth in Section
3.7.

                  "CEE Region" means Central & Eastern Europe, Central Asia and the Balkans.

                  "Closing Adjustment Holdback" shall have the meaning set forth in Section 3.2.

                  "Closing Balance Sheet" shall have the meaning set forth in
Section 3.6.

                  "Closing Cash Distribution Amount" shall have the meaning set forth in Section 3.2.

                  "Closing Certificate" shall have the meaning set forth in
Section 3.6.

                  "Company" shall have the meaning set forth in the first introductory paragraph to this Agreement.

                  "Common Equity" shall mean the Common Stock, par value $0.001 per share, of Buyer.

                  "Common Equity Consideration" shall have the meaning set forth in Section 3.1.

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

                  "Company Material Adverse Effect" shall mean any material adverse change in or effect upon the financial condition, business, operations, or assets of the Company and the Company Subs (taking the Company and the Company Subs as a whole), or upon the ability of the Company and the Company Subs to consummate the transactions contemplated by this Agreement, other than

                  (a) changes of a general economic character applicable to all industries in a material region of the operations of the Company and Company Subs;

                  (b) changes resulting from the performance by the Company of its express obligations under this Agreement;

                  (c) changes resulting from actions consented to by Buyer under Section 7.1(a);

                  (d) changes resulting from the incurrence of Company Transaction Expenses;

                  (e) changes resulting from the defense or settlement of any litigation by a stockholder or optionholder of the Company arising out of this Agreement; and

                  (f) the realization of any contingent liability expressly disclosed in the Company Disclosure Schedules, but solely if and to the extent of the specific dollar amount of such liability disclosed on such Schedule.

                  "Company Subs" means all subsidiaries, joint ventures and other business entities in which the Company, directly or indirectly, has an interest.

                  "Company Transaction Expenses" means any and all Transaction Expenses of the Company, including (a) all taxes and contributions to be paid by or on behalf of the Company in connection with the exercise or conversion of Options, (b) any Transfer Taxes arising out of the sale and purchase of the Shares and the performance by the Company or any Seller of its respective obligations hereunder, (c) all costs and expenses relating to the conversion or cancellation (whether for cash payment or otherwise) of Options (including, without limitation, any and all reasonable legal fees and expenses relating to any recapitalization, compulsory purchase or other mechanism considered or effected in connection with such conversion or cancellation), and (d) all other costs and expenses incurred by the Company in order to perform its covenants and obligations hereunder.

                  "Competing Product" means any product or service acquired by Buyer or any subsidiary of Buyer after the date of this Agreement (whether by purchase of assets or by merger, stock purchase or other acquisition of a business from a third party) that directly competes with an Existing Company Product.

                  "Computer Systems" shall have the meaning set forth in Section 4.29.

                  "Confidential Information" shall have the meaning set forth in
Section 7.2(c).

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

                  "Consent" means any approval, consent, certification, waiver or other authorization (including those from any and all Governmental Authorities).

                  "Contracts" means and includes any and all contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, commitments, obligations or other binding arrangements, whether oral or written, and any amendments, waivers or other modifications of any of the foregoing.

                  "Converting Shareholder" shall have the meaning set forth in the first introductory paragraph of this Agreement.

                  "Current Assets" shall have the meaning set forth in Section 3.5(iv).

                  "Current Liabilities" shall have the meaning set forth in
Section 3.5(iv).

                  "Daleen" shall have the meaning set forth in the fourth introductory paragraph of this Agreement.

                  "Daleen Agreement" shall have the meaning set forth in the fourth introductory paragraph of this Agreement.

                  "Deposit" shall have the meaning set forth in Section 3.8.

                  "Designated Sellers" shall have the meaning set forth in
Section 3.1.

                  "Disposition" shall have the meaning set forth in Section 3.8.

                  "Disputed Items" shall have the meaning set forth in Section
3.6

                  "Earn-Out" shall have the meaning set forth in Section 3.1.

                  "EME/CALA Region" means Western, Southern and Northern Europe, The Middle East and Nordic territories plus the following existing accounts in CALA - ETB Columbia (existing U-OSS installation) (excluding sales of Daleen products), Bell South Columbia, Iusacell Mexico, TelCel Venezuela, Nuevatel Bolivia. Also the following prospects in CALA - Cable & Wireless Regional businesses, Telefonica International / BellSouth (Argentina, Brazil, Ecuador, Nicaragua, Panama, Peru), Telecom Italia International (Chile, Bolivia, Brazil), ICETEL (Costa Rica), BTL (Belize).

                  "Employee Benefit Plans" shall have the meaning set forth in
Section 4.22.

                  "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential Liabilities (including Liabilities for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, Property damages, Personal injuries or penalties) arising out of, based on or resulting from (i) the presence, or release or threatened release into the environment, of any Hazardous Materials at or from any location, including from any tanker or marine vessel (whether or not owned) presently or formerly operated, chartered, leased, used or managed by the Company or any of the Company Subs or (ii) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or release of any Hazardous Materials.

                  "Environmental Laws" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, governmental authorizations, or any other requirements of governmental authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant, or animal health or welfare, in any manner applicable to the Company and the Company Subs or their respective facilities.

                  "Equity Commitment" shall have the meaning set forth in
Section 4.3.

                  "Escrow Agent" shall have the meaning set forth in Section
3.2.

                  "Escrow Agreement" means the Escrow Agreement, dated as of the Closing Date, by and between the Escrow Agent, Buyer and the Sellers, substantially in the form of Exhibit B.

                  "Estimated Closing Balance Sheet" shall have the meaning set forth in Section 3.6.

                  "Estimated Closing Certificate" shall have the meaning set forth in Section 3.6.

                  "Existing Company Product" means any product or service currently sold by the Company, any Company Sub, Daleen or any Subsidiary of Daleen, together with any revisions, updates, or substitutes to the same that are created by Buyer or any of its subsidiaries.

                  "Existing Company Territory" means each of the ASA Region, the CEE Region, and the EME/CALA Region.

                  "Final Closing Adjustment Amount" shall have the meaning set forth in Section 3.5.

                  "Final Income Statement" shall have the meaning set forth in
Section 3.7.

                  "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time, applied on a consistent basis for the period involved.

                  "Good Standing" shall mean, in respect of any entity incorporated or organized in the United States, "in good standing" as such terms are customarily used, and shall mean in respect of any non-United States entity the state of being current and in compliance with all franchise or other comparable tax and filing requirements on which the full exercise of corporate powers may be dependent.

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

                  "Governmental Authority' means any U.S. Federal, state, foreign or local government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority, body or agency, including any self-regulatory organization.

                  "Hazardous Materials" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws), (ii) any oil, petroleum, petroleum fraction or petroleum derived substance, (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources,
(iv) any flammable substances or explosives, (v) any radioactive materials, (vi) any asbestos-containing materials, (vii) urea formaldehyde foam insulation,
(viii) electrical equipment that contains oil or dielectric fluid containing polychlorinated biphenyls, (ix) pesticides, and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by governmental authority or that may or could pose a hazard to the health and safety of the owners, occupants or any other persons in the vicinity of the facilities or to the indoor or outdoor environment.

                  "Hazardous Materials Activity" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, release, threatened release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

                  "IAS" means International Accounting Standards as promulgated by the International Accounting Standards Committee.

                  "Indebtedness" means (i) indebtedness that is evidenced by a note, bond, debenture or similar instrument, (ii) obligations in respect of outstanding letters of credit, acceptances and similar obligations, (iii) with respect to any indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the contingent obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (iv) to purchase, repurchase or otherwise acquire such obligation or any security therefor, including any obligations to repurchase equity securities, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (v) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under (iv) of this definition, the primary purpose or intent thereof is as described in the preceding sentence, (vi) any capitalized lease obligations, and (vii) accounts payable and trade payables other than such payables as are incurred in the Ordinary Course.

                  "Indemnity Escrow Amount" shall have the meaning set forth in
Section 3.2.

                  "Indemnity Note" means a promissory note in the form of Exhibit D.

                  "Initial Cash Purchase Price" shall have the meaning set forth in Section 3.2.

                  "Initial Closing Adjustment Amount" shall have the meaning set forth in Section 3.5.

                  "Initial Income Statement" shall have the meaning set forth in
Section 3.7.

                  "Intangible Property" shall have the meaning set forth in
Section 4.19.

                  "Interim Balance Sheet" shall have the meaning set forth in
Section 4.6.

                  "Investment Agreement" shall have the meaning set forth in the fourth introductory paragraph of this Agreement.

                  "Knowledge" means with respect to (i) the Company the actual knowledge of any executive officer or director of the Company after their conducting reasonable inquiries of the appropriate employees of the Company or any of the Company Subs, and (ii) the Sellers, their actual knowledge after their conducting reasonable inquiries of the appropriate employees of the Company or any of the Company Subs.

                  "Laws" shall have the meaning set forth in Section 4.11.

                  "Leases" shall have the meaning set forth in Section 4.17.

                  "Liabilities" means any and all debts, liabilities or obligations (including guarantees), whether absolute or contingent, asserted or unasserted, accrued or unaccrued, known or unknown, liquidated or unliquidated, matured or unmatured, direct or by way of indemnification, due or to become due, or fixed or unfixed.

                  "Lien" means and includes any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal or offer, easement, servitude, transfer restriction or voting requirement under any or similar agreement, or any other encumbrance, restriction or limitation whatsoever.

                  "Losses" shall have the meaning set forth in Section 11.1.

                  "Material Agreements" shall have the meaning set forth in
Section 4.15.

                  "Ordinary Course" shall mean, in respect of any person, the ordinary course of business of such person consistent with past practice, including with respect to policies concerning revenue recognition, pre-paid revenue, work in progress, expected profit contribution from new contracts, revenue from hardware as a percent of revenue from

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

         individual contracts and in aggregate, payables management, research and development expenditures and all other items that affect the income, cash flow and balance sheet of such Person. For the purpose of avoidance of doubt, special distributions or bonuses to employees or shareholders or any other distributions and dividends to equityholders shall be considered outside of the Ordinary Course.

                  "Permits" shall have the meaning set forth in Section 4.11.

                  "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

                  "PNM(UK)L" means Protek Network Management (UK) Limited, a company formed under the laws of England and Wales that is a wholly-owned subsidiary of the Company.

                  "Property" means real, personal or mixed property, tangible or intangible.

                  "Protek Bridge Agreement" shall have the meaning set forth in
Section 3.8.

                  "Purchase Price" shall have the meaning set forth in Section 3.1.

                  "Quadrangle" shall have the meaning set forth in the fourth introductory paragraph of this Agreement.

                  "Records" shall have the meaning set forth in Section 7.1(g).

                  "Restated Articles" shall have the meaning set forth in
Section 7.2(n)(ii).

                  "Restricted Business" shall have the meaning given to it on Exhibit H hereto.

                  "Roll-Over Options" shall have the meaning set forth in
Section 7.2(n)(i).

                  "Securities Act" shall have the meaning set forth in Section 3.1.

                  "Sellers" shall have the meaning set forth in the first introductory paragraph to this Agreement.

                  "Sellers' Related Indemnitees" shall have the meaning set forth in Section 11.2.

                  "Sellers' Rep" means Beaumont.

                  "Selling Shareholders" shall have the meaning set forth in the first introductory paragraph to this Agreement.

                  "Special Accounting Adjustment" shall have the meaning set forth in Section 3.5(iv).

                  "Tax Contest" shall have the meaning set forth in Section 7.2(e)(v).

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                  "Tax Returns" means all written returns, declarations,
reports, forms, estimates, information returns and statements filed in respect of any Taxes and supplied to any taxing authority in connection with any Taxes.

                  "Taxes" (or "Tax" where the context requires) means all federal, national, state, county, local, foreign, transnational and other taxes (including income, withholding, branch profits, capital, stamp, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, social security, pension, value-added, payroll-related and other governmental charges and assessments), whether or not measured in whole or in part by net income, and, except insofar as the same is attributable to the unreasonable delay of the Buyer or the Company after Closing only, including deficiencies, interest, additions to tax or interest and penalties with respect thereto.

                  "Total Cash Purchase Price" shall have the meaning set forth in Section 3.1.

                  "Transaction Agreements" means (a) this Agreement, (b) the Daleen Agreement, (c) the Investment Agreement, (d) the Protek Bridge Agreement, and (e) the Transaction Support Agreement, together with each other Contract to be entered into at Closing that is attached as an exhibit to any of the foregoing.

                  "Transaction Expenses" shall have the meaning set forth in
Section 12.2(v).

                  "Transaction Support Agreement" means the Transaction Support Agreement of even date herewith by and among the Company, the Buyer, Daleen, Quadrangle, Behrman, SEF and the Sellers.

                  "Transfer Taxes" shall have the meaning set forth in Section 7.1(m).

                  "TUPE Regulations" means the Transfer of Undertakings (Protection of Employment) Regulations 1981.

                  "UK GAAP" means generally accepted accounting principles in the United Kingdom, as in effect from time to time, applied on a consistent basis for the period involved. In the case of any reference to the financial statements of the Company, references to compliance with UK GAAP shall also include compliance with the accounting policies attached as Exhibit I hereto.

                  "VAT" shall have the meaning set forth in Section 4.9.

                  "Voting Agreement" shall have the meaning set forth in the sixth introductory paragraph of this Agreement.

                  "Warburg Seller" means WPV and WPVI.

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                  13.2. Interpretations.

                  (a) When the context in which words are used in this Agreement indicates that such is the intent, words used in the singular shall have a comparable meaning when used in the plural, and vice versa; pronouns stated in the masculine, feminine or neuter shall include each other gender.

                  (b) Section and Schedule references are to this Agreement, unless otherwise specified.

                  (c) The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

                  (d) The term "including" is not limiting and means "including, without limitation."

                  (e) Unless the context clearly requires otherwise, the term "and" is not limiting and means "and/or."

                  (f) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

                  (g) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

                  (h) This Agreement and the other agreements contemplated by this Agreement are the result of negotiations among, and have been reviewed by counsel to, the parties hereto and are the products of all the parties. Accordingly, they shall not be construed against any party hereto merely because of the nature or extent of such party's involvement in their preparation.

                  (i) "Dollars" or "$" means the currency of the U.S. that, as at the time of payment, is legal tender for the payment of public and private debts.

                  (j) The words "hereto," "herewith," "hereof," "hereby," "herein" and "hereunder" refer to this Agreement.

                  13.3. No Publicity. Neither any Seller nor the Company shall issue any press release nor otherwise make any public announcement concerning this Agreement or the transactions contemplated hereby without the prior written approval of Buyer, which it may withhold in its reasonable discretion (it being acknowledged and agreed that such discretion in approval may reasonably include the effects of any such publicity on Daleen, including the

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

effects of the requirements of U.S. Federal securities laws and the costs and administrative inconvenience which might be imposed by requiring parallel announcements by Daleen). It is acknowledged and agreed that Daleen will publicly announce the execution of this Agreement, the Daleen Agreement and the Investment Agreement, and will make such other public filings in respect thereof and of the transactions contemplated hereby and thereby as are required by law or are necessary or appropriate in order to effect the transactions contemplated hereby and thereby.

                  13.4 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission (provided the sender obtains paper or printable confirmation of successful transmission but not otherwise), or by overnight courier, certified, registered, or express mail, postage or fees prepaid, and shall be deemed given when so delivered personally, sent by facsimile transmission or by overnight courier or express mail service or, if mailed, five (5) days after the date of mailing, as follows:

             if to Buyer, in care of:

                      Chief Executive Officer
                      Daleen Technologies, Inc.
                      902 Clint Moore Road
                      Boca Raton, Florida 33487
                      Facsimile:       (561) 999-8080

                      with a copy to:

                      Robert P. Zinn, Esq.
                      Kirkpatrick & Lockhart LLP
                      Henry W. Oliver Building
                      535 Smithfield Street
                      Pittsburgh, PA 15222
                      Facsimile:       (412) 355-6501

             if to the Company or any of the Company Subs (prior to Closing) to:

                      Protek Telecommunications Solutions Ltd.
                      1 York Road
                      Maidenhead
                      Berkshire
                      SL6 1SQ
                      United Kingdom
                      Attn:  Mr. Paul Beaumont
                      Fax:   44 1628 506 891

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

                      with a copy to:

                      Ashurst
                      Broadwalk House
                      5 Appold Street
                      London EC2A 2HA
                      United Kingdom
                      Attn:  Simon Beddow, Esq.
                      Fax:   +44 (0)20 7638 1112

             if to the Sellers to:

                      Mr. Paul Beaumont
                      c/o Protek Telecommunications Solutions Ltd.
                      1 York Road
                      Maidenhead
                      Berkshire
                      SL6 1SQ
                      United Kingdom
                      Attn:  Mr. Paul Beaumont
                      Fax:   44 1628 506 891

                  Any party may by notice given in accordance with this Section
13.4 to the other parties designate another address or Person for receipt of notices hereunder.

                  13.5. Entire Agreement. This Agreement (including the Schedules hereto) and the certificates executed in connection with the consummation of the transactions contemplated hereby, together with the other Transaction Agreements, embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties hereto.

                  13.6. Waivers and Amendments; Reliance on Sellers' Rep. This Agreement may be amended, superseded or cancelled only by a written instrument signed by Buyer, the Company and the Sellers. Any of the terms or conditions hereof may be waived only by a written instrument signed by the party or parties to be bound thereby. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Buyer shall be entitled to rely fully and without investigation on the instructions of the Sellers' Rep contemplated by this Agreement, including all instructions with respect to the direction of payments to Sellers to specified accounts and in respect of disputes regarding the Closing Balance Sheet, notwithstanding any contradicting instructions that may be delivered by or on behalf of the Company or any Seller, and the Sellers shall jointly and severally indemnify, defend and hold Buyer harmless against any and all Loss arising out of the instructions of the Sellers' Rep.

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

                  13.7. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, legal beneficiaries and heirs. This Agreement and any rights or obligations hereunder shall not be assignable or delegable by any party hereto except with the prior written consent of the other parties hereto (such consent to be within the absolute discretion of such parties) and except that Buyer may assign its rights hereunder to any Affiliate thereof (provided that if such Affiliate is to cease to be an Affiliate its rights under this Agreement shall be transferred back to Buyer or an entity which at the date of such transfer is then an Affiliate, such transfer to take place before the transferor ceases to be an Affiliate). Except for Daleen, which shall be an intended third party beneficiary of this Agreement, and as otherwise provided in
Section 11 with respect to the rights of Indemnified Parties, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors, permitted assigns, legal beneficiaries and heirs.

                  13.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  13.9. Governing Law, Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed therein. The parties hereby consent to the non-exclusive jurisdiction of the Federal or the New York State courts located in the County of New York and agree that service of process by certified mail, return receipt requested shall, in addition to any other methods permitted by applicable Law, constitute personal service for all purposes hereof, and waive any objections that they may have or may hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such court has been brought in an inconvenient forum.

                  13.10. No Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT.

                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first above written.

                           DALEEN HOLDINGS, INC.

                           By:/s/ Gordon Quick
                              ------------------------------------------
                              Name: Gordon Quick
                              Title:  Chief Executive Officer

                           PROTEK TELECOMMUNICATIONS SOLUTIONS LTD.

                           By: /s/ P.A. Beaumont
                              ------------------------------------------
                              Name: P.A. Beaumont
                              Title: CEO

                           /s/ P.A. Beaumont
                           ----------------------------------------------
                           Paul A. Beaumont

                           /s/ Geoff Butcher
                           ----------------------------------------------
                           Geoff Butcher

                           /s/ Ian Watterson
                           ----------------------------------------------
                           Ian Watterson

                           /s/ Michael White
                           ----------------------------------------------
                           Michael White

                           /s/ Michael Kersten
                           ----------------------------------------------
                           Michael Kersten

                           /s/ Barbara Kalinowska
                           ----------------------------------------------
                           Barbara Kalinowska